Exhibit 2.1

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THIS

EXHIBIT BECAUSE IT IS NOT MATERIAL AND WOULD LIKELY CAUSE

COMPETITIVE HARM TO THE REGISTRANT IF PUBLICLY DISCLOSED. [***]

SHARE PURCHASE AGREEMENT

by and among

GENEPOC INC.

MERIDIAN BIOSCIENCE CANADA INC.,

The Shareholders of GenePoc Inc., solely for the purposes of Sections 5.03, 8.01 and 10.05 hereof

and

APRÈS-DEMAIN HOLDING SA, as Shareholders’ Representative

and

MERIDIAN BIOSCIENCE, INC. solely for the purposes of

Sections 2.06, 2.07 and 8.02 hereof

dated as of

April 29, 2019

10.14	Language	71

[***]

SHARE PURCHASE AGREEMENT

This SHARE PURCHASE AGREEMENT (the “Agreement”), dated as of April 29, 2019, is entered into between GENEPOC INC., a corporation incorporated under the laws of Canada (“Seller”), MERIDIAN BIOSCIENCE CANADA INC., a company incorporated under the laws of British Columbia (“Buyer”), the shareholders of Seller as listed in Schedule 1 attached hereto, solely for the purpose of Section 8.01 (the “Shareholders”), APRÈS-DEMAIN HOLDING SA, solely in the capacity of Shareholders’ Representative (the “Shareholders’ Representative”), and MERIDIAN BIOSCIENCE, INC. solely for the purpose of Sections 2.06, 2.07 and 8.02 (“Meridian ParentCo”).

RECITALS

WHEREAS, the Shareholders own all of the issued and outstanding equity interests of Seller and will directly benefit from the Contemplated Transactions;

WHEREAS, Meridian ParentCo is the sole Shareholder of the Buyer;

WHEREAS, prior to Closing, Buyer formed GenePoc Canada Inc., a company incorporated under the laws of British Columbia (the “Company”);

WHEREAS, prior to the Closing Date, Seller will transfer substantially all of the assets of Seller and certain specified liabilities to the Company and obtain all material approvals and consents for such purpose (the “Reorganization”) in exchange for the issuance to Seller by the Company of Class B shares of the Company (the “Purchased Shares”), which together with the initial Class A shares issued to Buyer on the organization of the Company, will constitute all of the issued and outstanding shares of the Company; and

WHEREAS, Seller wishes to sell to Buyer, and Buyer wishes to purchase from Seller, the Purchased Shares, subject to the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

Article I

DEFINITIONS

The following terms have the meanings specified or referred to in this Article I:

“Accounts Payable” means the trade accounts payable of the Business incurred in the Ordinary Course on or before the Closing Date and are outstanding on the Closing Date and which relate to products purchased by, or services performed for the benefit of, the Business on or prior to the Closing Date.

“Accounts Receivable” means all accounts receivable billed and unpaid, including prepaid deposits from customers, for products sold or services provided by the Business prior to the Closing.

“Accrued Liabilities” means all liabilities which have been incurred or accrued in relation to the Business (other than those relating to Taxes) as of the Closing Date, but have not then yet been paid or logged under Accounts Payable as of the Closing Date.

“Acquisition Proposal” means any inquiry, proposal or offer from any Person (other than Buyer or any of its Affiliates) relating to the direct or indirect disposition, whether by sale, merger, amalgamation or otherwise, of all or any portion of the Business, whether a sale of assets of the Seller (other than as contemplated herein through the Reorganization Documents), or as a sale of shares of the Seller or of the Class B shares of the Company held by Seller (except as contemplated herein).

“Action” means any claim, action, demand, lawsuit, arbitration, inquiry, audit, formal examination, notice of violation, proceeding, litigation, citation, Governmental Order, summons, formal investigation or subpoena of any nature, civil, criminal, administrative, regulatory or otherwise, whether at law or in equity.

“Affiliate” of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Agreement” has the meaning set forth in the preamble.

“Applicable Rate” means the Daily LIBOR Rate plus 500 basis points (provided the Daily LIBOR Rate shall not be less than zero); Interest on the Daily LIBOR Rate is calculated daily and paid quarterly. For the purposes of the definition, the Daily Libor Rate shall mean, for any day, the rate per annum calculated by dividing (x) the Published Rate by (y) the number equal to 1:00 minus the percentage prescribed by the Federal Reserve for determining the maximum reserve requirement with respect to any Eurocurrency funding by banks on such day; for the purpose of this definition “Published Rate” shall mean the rate of interest published each day in the The Wall Street Journal “Money Rates” listing under the caption “London Interbank Offered Rates” for one month period (or, if no such rate is published therein for any reason, then the Published Rate shall be the Eurodollar rate for a one month period as published in another equivalent publication.

“Asset Transfer Agreement” means that certain Asset Transfer Agreement between Seller and the Company in the form attached as Exhibit A.

“Assumed Liabilities” shall have the meaning set forth in the Asset Transfer Agreement.

“Audited Financial Statements” has the meaning set forth in Section 3.05.

“Balance Sheet” has the meaning set forth in Section 3.05.

“Balance Sheet Date” has the meaning set forth in Section 3.05.

“Base Cash Payment” has the meaning set forth in Section 2.02(a).

“Base Cash Payment to be Paid at Closing” has the meaning set forth in Section 2.08(a).

“Base Purchase Price” has the meaning set forth in Section 2.02(a).

“Basket” has the meaning set forth in Section 7.05(a).

“Benefit Plan” has the meaning set forth in Section 3.20(a).

“Business” means the business of developing, manufacturing, distributing and selling molecular instruments and associated assays for the detection of infectious disease.

“Business Day” means any day except Saturday, Sunday or any other day on which commercial banks located in Cincinnati, Ohio or Quebec City, Quebec are authorized or required by Law to be closed for business.

“Buyer” has the meaning set forth in the preamble.

“Buyer’s Fundamental Representations” has the meaning set forth in Section 7.02(a).

“Buyer’s Indemnitees” has the meaning set forth in Section 7.03.

“Buyer’s Obligations” has the meaning set forth in Section 8.02.

“Buyer’s Accountants” means Grant Thornton, or such other accounting firm that Buyer may appoint from time to time.

“Buyer’s Reorganization Documents” means any and all of the documents and filings of the Reorganization Closing Agenda prepared or made by the Company or the Buyer or under their responsibility.

“Buyer’s Reorganization Portion” has the meaning set forth in Section 5.08.

“Buyer’s Requested Consents” has the meaning set forth in Section 5.07(c).

“Cash” means all cash and cash equivalents determined in accordance with CASPE, plus, (i) deposits in transit to the extent there has been a reduction of accounts receivable used in determining the Closing Working Capital on account thereof, and (ii) petty cash, minus, outstanding cheques to the extent there has been a decrease in Accounts Payable used in determining the Closing Working Capital on account thereof.

“CASPE” means Canadian Accounting Standards for Private Enterprises applicable on a consolidated basis to private enterprises in effect as of a given date and applied on a basis consistent with that of preceding periods.

“Claims” means, collectively, Direct Claims and Third Party Claims.

“Clinical Trial Agreements” means any Contract between the Seller or the Company, as applicable, with any research institution and, where applicable, any investigator, whereby the

Seller or the Company, as applicable, sponsors a clinical research conducted by such research institution or investigator.

“Closing” has the meaning set forth in Section 2.03.

“Closing Date” has the meaning set forth in Section 2.03.

“Closing Indebtedness” means the outstanding Indebtedness of the Company (giving effect to the Reorganization) as of the open of business on the Closing Date and assumed by the Company under the Asset Transfer Agreement.

“Closing Working Capital” means: (a) the Current Assets of the Company, acquired by the Company under the Asset Transfer Agreement, less (b) the Current Liabilities of the Company assumed by the Company under the Asset Transfer Agreement, determined as of the close of business on the date immediately prior to the Closing Date and assumed by the Company under the Asset Transfer Agreement; provided, however, that, for the avoidance of doubt, Closing Working Capital shall not include any Cash, any income Tax payable, any research and development Tax credits and receivables, any sales Taxes, as of the close of business on the date immediately prior to the Closing Date, the Indebtedness Payments and the Transaction Expenses. For greater certainty, Closing Working Capital will not include any assets or liabilities of the Company immediately prior to the Reorganization.

“Closing Working Capital Statement” has the meaning set forth in Section 2.08(b)(i).

“CMS” means the Centers for Medicare & Medicaid Services, a non-independent agency within the United States Department of Health and Human Services.

“Commercially Reasonable Efforts” shall mean, for the purposes of Section 2.07, with respect to the efforts and resources to be expended, or considerations to be undertaken, by Buyer and its Affiliates such reasonable, diligent and good faith continuous efforts and resources, consistent with applicable Laws, as a fully integrated diagnostic and life science company of a similar size and with similar revenues as Buyer and its Affiliates would normally use to accomplish a similar objective, activity or decision under similar circumstances, it being understood and agreed that with respect to the marketing, manufacture, seeking and obtaining regulatory approval, or commercialization of any product or product candidate, such efforts and resources shall be consistent with those efforts and resources commonly used by such a fully integrated diagnostic and life science company under similar circumstances for a similar product or product candidate owned by it, or to which it has similar rights, which product or product candidate is at a similar stage in its development or product life and is of similar market potential (taking into account all relevant factors, including: (i) issues of efficacy, safety, and expected and actual approved instructions for use, (ii) the expected and actual competitiveness of alternative products sold by third parties or Meridian ParentCo or any of its Affiliates in the marketplace, (iii) the expected and actual product performance, (iv) the expected and actual patent and other proprietary position of the product(s) or product candidate(s), (v) the likelihood and difficulty of obtaining regulatory approval given the regulatory structure involved, (vi) pending, actual or threatened legal proceedings with respect to the product(s) or product candidate(s), (vii) input from regulatory experts and any guidance or developments from the FDA, Health Canada or similar Governmental

Authority affecting the data required in order to [***], or to obtain clearance from the FDA under Section 510(k) of the U.S. Food, Drug and Cosmetic Act or to obtain similar clearance from or approval by any other Governmental Authority, (viii) compliance with Healthcare Laws, (ix) the expected and actual profitability and return on investment of the product(s) or product candidate(s) taking into consideration, among other factors (x) third party costs and expenses incurred in the development of such product, (y) royalty, milestone and other payments owed based on the commercialization of such product (but not taking into account any amounts owed under this Agreement), and (z) expected and actual pricing and reimbursement relating to the product(s) or product candidate(s)), provided, in any event, that (i) with respect to the objective related to the [***] Earnout [***], all based on conditions prevailing at the time such efforts are due, and (ii) with respect to the objective related to the Gross Sales Earnout and Gross Margin Target, the application by Buyer, consistent with the exercise of its business judgement, of diligent efforts and resources to fulfill the obligation in issue, consistent with the level of efforts Buyer would normally devote to its own branded product of comparable commercial value at a similar stage in its product life as the Specified Products, taking into account competitive market conditions in the diagnostics solutions area, all based on conditions prevailing at the time such efforts are due, the whole taking into account.[***]

“Company” has the meaning set forth in the Recitals.

“Company Intellectual Property” means the Owned Intellectual Property and the Licensed Intellectual Property.

“Company IP Agreements” means all settlements, coexistence agreements, covenants not to sue, and any other Contracts relating to Intellectual Property, but excluding Contracts relating to Licensed Intellectual Property.

“Company IP Registrations” means the IP Registrations for the Owned Intellectual Property and the [***] IP.

“Confidential Information” has the meaning set forth in Section 5.11(a).

“Confidentiality Agreement” means that certain Non-Disclosure Agreement between Meridian ParentCo and Seller dated as of June 15, 2018, as amended as of December 9, 2018.

“Contemplated Transactions” means the transactions contemplated by this Agreement and the other Transaction Documents.

“Contracts” means all contracts, leases (including leases of real property), re-seller agreements, sales and purchase orders, deeds, mortgages, licenses, instruments, notes, commitments, undertakings, indentures, joint ventures and all other agreements, commitments and legally binding arrangements, that are currently outstanding or have ongoing rights or obligations pertaining to them and that have not expired or otherwise been terminated.

“Contracts with Governmental Authorities” has the meaning set forth in Section 3.08(a)(x).

“CRA” has the meaning set forth in Section 3.20(b).

“Current Assets” means Accounts Receivable, inventory and prepaid expenses, determined in accordance with CASPE applied using the same accounting methods, practices, principles, policies and procedures, with consistent classifications, judgments and valuation and estimation methodologies and adjustments that were used in the preparation of the Sample Working Capital Statement.

“Current Liabilities” means Accounts Payable and Accrued Liabilities, determined in accordance with CASPE applied using the same accounting methods, practices, principles, policies and procedures, with consistent classifications, judgments and valuation and estimation methodologies and adjustments that were used in the preparation of the Sample Working Capital Statement.

“Data Room” means the virtual data site hosted by Firmex.

“DEA” has the meaning set forth in Section 3.22(a).

“Designated Percentage” for each Shareholder means the percentage specified opposite the name of such Shareholder in Schedule 1 attached hereto:

“Direct Claim” has the meaning set forth in Section 7.06(c).

“Disclosure Schedules” means the Disclosure Schedules delivered by Seller and Buyer concurrently with the execution and delivery of this Agreement.

“Disputed Amounts” has the meaning set forth in Section 2.08(c)(iii).

“Dollars” or “$” means the lawful currency of the United States. For the purposes of the representations and warranties given in Article III, US$ amounts will be considered equivalent to Canadian dollar amounts based on a deemed exchange rate of US$1.00 = CA$1.00.

“Earnout Accounting Firm” has the meaning set forth in Section 2.06(c)(iv).

“Earnout Objection Statement” has the meaning set forth in Section 2.06(c)(iv).

“Earnout Period” means the twelve (12) month period ended September 30, 2022.

“Earnout Statement” has the meaning set forth in Section 2.06(c)(i).

“Election Not to Terminate” has the meaning set forth in Section 5.04(b);

[***]

“Encumbrance” means any charge, hypothec, pledge, condition, equitable interest, lien (statutory or other), option, security interest, mortgage, easement, servitude, encroachment, right of way, right of first refusal/offer/negotiation, or similar restriction, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership, but for greater certainty, Encumbrances shall not be considered to mean licenses to Intellectual Property or settlements, Intellectual Property, Intellectual Property co-ownership or joint ownership agreements, Intellectual Property coexistence agreements, covenants not to sue in respect of Intellectual Property, or claims of infringement of third party Intellectual Property.

“Environmental Claim” means any action, suit, claim, investigation or other legal proceeding by any Person alleging liability of whatever kind or nature (including liability or responsibility for the costs of enforcement proceedings, investigations, cleanup, governmental response, removal or remediation, natural resources damages, property damages, penalties, contribution, indemnification and injunctive relief) arising out of, based on or resulting from: (a) the presence, Release of, or exposure to, any Hazardous Materials; or (b) any actual or alleged non-compliance with any Environmental Law or term or condition of any Environmental Permit.

“Environmental Law” means any applicable Law, and any Governmental Order or binding agreement with any Governmental Authority: (a) relating to pollution (or the cleanup thereof) or the protection of natural resources, endangered or threatened species, human health or safety, or the environment (including ambient air, soil, surface water or groundwater, or subsurface strata and all sewer systems); or (b) concerning the presence of, exposure to, or the management, manufacture, use, containment, storage, recycling, reclamation, reuse, treatment, generation, discharge, transportation, processing, production, disposal or remediation of any Hazardous Materials. The term “Environmental Law” includes, without limitation, the following (including their implementing regulations and any state analogs): Environment Quality Act (C.S.R Chapter Q-2), Act Respecting Occupational Health and Safety (C.S.R. Chapter S-2.1), Building Act (C.S.R. Chapter B-1.1), Act to affirm the collective nature of water resources and to promote better governance of water and associated environments (C.S.R. Chapter C-6.2), Canada Environmental Protection Act, 1999 (S.C. 1999, c.33), Fisheries Act (R.S.C., 1985, c. F-14), Transportation of Dangerous Goods Act, 1992 (S.C. 1992, c. 34).

“Environmental Notice” means any directive, complaint, subpoena, governmental information request, summons, written notice, notice of violation or infraction, or notice respecting any Environmental Claim relating to actual or alleged non-compliance with any Environmental Law or any term or condition of any Environmental Permit.

“Environmental Permit” means any Permit, letter, clearance, consent, waiver, closure, exemption, decision or other action required under or issued, granted, given, authorized by or made pursuant to Environmental Law.

“Equipment” has the meaning set forth in Section 3.11(b).

“Estimated Closing Working Capital” has the meaning set forth in Section 2.08(a)(ii).

“Estimated Closing Working Capital Statement” has the meaning set forth in Section 2.08(a)(ii).

“Estimated Indebtedness” set forth in Section 2.08(a)(ii).

“Europe” means any country located, in whole or in part, on the European continent, namely the member states of the European Union as of the date of this Agreement, Iceland, Lichtenstein, Norway, Switzerland and the United Kingdom.

“FDA” means the United States Food and Drug Administration.

“Final Base Purchase Price” means the Base Purchase Price as finally calculated pursuant to Section 2.08(b)(i).

“Financial Statements” has the meaning set forth in Section 3.05.

“First [***] Milestone” has the meaning set forth in Section 2.05(a).

“First [***] Milestone Payment” has the meaning set forth in Section 2.05(a).

“Fraud” means intentional fraud in the making of, or with respect to, any representation or warranty contained in this Agreement.

“General R&W Indemnity Cap” has the meaning set forth in Section 7.05(a).

“[***] Assay” has the meaning set forth on Schedule 2.

“Global Cap” has the meaning set forth in Section 7.05(f).

“Government Bid” means any quotation, bid or proposal that, if accepted or awarded, would lead to a Government Contract.

“Government Contract” means, with respect to any Person, any prime contract, subcontract, facility contract, teaming agreement or arrangement, strategic alliance agreement, joint venture agreement, basic ordering agreement, pricing agreement, letter contract, purchase order, delivery order, task order or other contractual arrangement of any kind, as modified by binding modification or change order, in each case between such Person and any Governmental Authority.

“Governmental Authority” means any federal, provincial, state, local or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of Law), or any arbitrator, court or tribunal of competent jurisdiction, which for the avoidance of doubt, includes the FDA and Health Canada.

“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

“Gross Margin Target” means that the gross margin as determined in accordance with US GAAP, on the Gross Sales of the Specified Products for the Earnout Period is [***]; an illustrative calculation of such gross margin is attached hereto as Schedule 3.

“Gross Sales” mean total invoiced revenues less freight, sales taxes, credited returns and credited rebates or price adjustments under local cost contracts with distributors; an illustrative calculation of such Gross Sales is attached hereto as Schedule 3.

“Gross Sales Earnout” has the meaning set forth in Section 2.06(a).

“Gross Sales Earnout Plan” has the meaning set forth in Section 2.06(a).

“Hazardous Materials” means: (a) any material, substance, chemical, waste, product, compound, mixture, solid, liquid, mineral or gas, in each case, whether naturally occurring or man-made, that is regulated, listed, defined, classified or otherwise determined to be a pollutant, a contaminant, dangerous, hazardous, toxic, or words of similar import or regulatory effect under Environmental Laws; and (b) any petroleum or petroleum-derived products, radioactive materials or wastes, asbestos in any form, lead or lead-containing materials, urea formaldehyde foam insulation and polychlorinated biphenyls.

“Health Canada” means the federal Department of Health for which the Minister of Health in Canada is responsible, including all agencies, directorates and bureaus thereof, and any successor agency having similar jurisdiction.

“Healthcare Regulatory Authority” means Health Canada, CMS, FDA, federally recognized but privately operating accrediting organizations, or any other federal, provincial, state, local or foreign Governmental Authority, including such entities that are concerned with or regulate public health care programs.

“Healthcare Regulatory Authorizations” means all approvals, clearances, authorizations, medical device licenses, consents, waivers, registrations, certificates, licenses and permits granted by or required by any Healthcare Regulatory Authority and necessary to market and sell Revogene assays, instruments related to the Business in Canada, the United States and Europe, including participation agreements with governmental third-party payors, including by way of example, Medicare, Medicare Advantage, Medicaid, Tricare, FEHBP and any “federal health care program,” as that term is defined in Social Security Act § 112B(f), quality management system certificates and International Organization of Standardization (ISO) certificates.

“Holdback Amount” means Five Million Dollars ($5,000,000).

“Indebtedness” means, as to any Person: (a) indebtedness created, issued or incurred by such Person for borrowed money (whether by loan or the issuance and sale of debt securities); (b) obligations of such Person to pay the deferred purchase or acquisition price of property or services, other than trade accounts payable arising and accrued expenses incurred, in the ordinary course of business; (c) indebtedness of others secured by an Encumbrance on the property of such Person, whether or not the respective indebtedness so secured has been assumed by such Person; (d) obligations of such Person in respect of letters of credit or similar instruments issued or accepted by banks and other financial institutions for the account of such Person; (e) long or short term obligations evidenced by notes, bonds, debentures or other similar instruments; (f) obligations by such Person under any derivative transaction, any commodity swap agreement, equity swap agreement, currency swap agreement, forward currency purchase agreement, interest rate swap, cap, collar or floor agreement or other interest rate management device or any arrangement or agreement similar to any of the foregoing; (g) capital lease obligations, (h) reimbursement obligations under any letter of credit, banker’s acceptance or similar credit transactions, (i) indebtedness of others guaranteed by such Person and (j) any unpaid interest, prepayment penalties, premiums, costs and fees that would arise or become due as a result of the prepayment of any of the obligations referred to in the foregoing clauses (a) through (i). Notwithstanding the foregoing, Indebtedness shall not include any amount included in the calculation of the Closing Working Capital.

“Indebtedness Payment” means payments with respect to outstanding Indebtedness required to be repaid by the transactions contemplated hereby.

“Indemnified Party” has the meaning set forth in Section 7.06.

“Indemnifying Party” has the meaning set forth in Section 7.06.

“Independent Accountant” has the meaning set forth in Section 2.08(c)(iii).

“Insurance Policies” has the meaning set forth in Section 3.16.

“Intellectual Property” means all intellectual property and assets, and all rights, interests and protections that are associated with or required for the exercise of any of the foregoing, however arising, pursuant to the Laws of any jurisdiction throughout the world, whether registered or unregistered, including any and all: (a) trademarks, service marks, trade names, brand names, logos, trade dress, design rights and other similar designations of source, sponsorship, association or origin, together with the goodwill connected with the use of and symbolized by, and all registrations, applications and renewals for, any of the foregoing; (b) internet domain names, whether or not trademarks, registered in any top-level domain by any authorized private registrar or Governmental Authority, web addresses, web pages, websites and related content, accounts with Twitter, Facebook and other social media companies and the content found thereon and related thereto, and URLs; (c) works of authorship, creative expressions, designs, audible, visual and/or sculptural works or designs, whether or not copyrightable, including copyrights, author, performer, moral and similar rights, and all registrations or patents, applications for registration or patents and renewals of such works, creative expressions, audible, visual and/or sculptural works or designs; (d) inventions (whether patentable or not), discoveries, trade secrets, business and technical information and know-how, databases, plans, documentation, manuals, data collections and other confidential and proprietary information and all rights therein; (e) patents (including all reissues, divisionals, provisionals, continuations and continuations-in-part, re-examinations, renewals, substitutions and extensions thereof), patent applications, and other patent rights and any other Governmental Authority-issued indicia of invention ownership (including inventor’s certificates, petty patents and patent utility models); and (f) software and firmware, including data files, source code, object code, application programming interfaces, architecture, files, records, schematics, computerized databases and other related specifications and documentation.

“IP Registrations” means all Intellectual Property that is subject to any issuance, registration, application or other filing by, to or with any Governmental Authority or authorized private registrar in any jurisdiction, including registered trademarks, copyright registrations, industrial design registrations, domain names, issued and reissued patents and pending applications for any of the foregoing.

“Laws” means (i) all constitutions, treaties, laws, statutes, codes, ordinances, principles of common law, notices, orders, decrees, rules, regulations and municipal by-laws, whether domestic,

foreign or international; (ii) all judgments, orders, writs, injunctions, decisions, rulings, decrees, sanctions and awards of any Governmental Authority; and (iii) all policies, practices and guidelines of any Governmental Authority which, although not actually having the force of law, are considered by such Governmental Authority as requiring compliance as if having the force of law or which establish the interpretative position of the Law by such Governmental Authority, in each case binding on or affecting the Person referred to in the context in which such word is used.

“Leases” has the meaning set forth in Section 3.11(c).

“Liabilities” has the meaning set forth in Section 3.06.

“Licensed Intellectual Property” means all Intellectual Property that is owned by a third party and used by the Seller (and upon consummation of the Reorganization, the Company) under licenses, sublicenses, consent to use agreements relating to Intellectual Property to which the Seller (and upon consummation of the Reorganization, the Company) is a party, beneficiary or otherwise bound, including the [***] IP.

“Loss” and “Losses” means losses, damages, liabilities, interest, awards, penalties, fines, costs or expenses of whatever kind, including reasonable costs, fees and expenses of legal counsel (including extra-judicial fees and costs, which the parties agree are determinate, determinable and reasonable) in connection with enforcing any right to indemnification hereunder.

“Material Adverse Effect” means any event, occurrence, fact, condition or change that is, or could reasonably be expected to become, individually or in the aggregate, materially adverse to (a) the business, results of operations, condition (financial or otherwise) or assets of the Seller (and upon consummation of the Reorganization, the Company) taken as a whole, as applicable, or (b) the ability of Seller (and upon consummation of the Reorganization, the Company) to consummate the transactions contemplated hereby on a timely basis; provided, however, that “Material Adverse Effect” shall not include any event, occurrence, fact, condition or change, directly or indirectly, arising out of or attributable to: (i) general economic or political conditions; (ii) conditions generally affecting the industries in which the Seller (and upon consummation of the Reorganization, the Company) operates; (iii) any changes in financial or securities markets in general; (iv) acts of war (whether or not declared), armed hostilities or terrorism, or the escalation or worsening thereof; (v) any action required or permitted by this Agreement, except pursuant to Section 3.03; (vi) any changes in applicable Laws or accounting rules, including CASPE; or (vii) the public announcement, pendency, consummation or completion of the transactions contemplated by this Agreement and (viii) any of the matters listed in the Disclosure Schedules; provided further, however, that any event, occurrence, fact, condition or change referred to in clauses (i) through (iv) and (vi) immediately above shall be taken into account in determining whether a Material Adverse Effect has occurred or could reasonably be expected to occur to the extent that such event, occurrence, fact, condition or change has a material disproportionate effect on Seller or the Company compared to other participants in the industries in which the Seller (or at Closing, the Company) conducts its businesses.

“Material Contracts” has the meaning set forth in Section 3.08(a).

“Material Customer(s)” has the meaning set forth in Section 3.15(a).

“Material Suppliers” has the meaning set forth in Section 3.15(b).

“Material Transfer Agreement” means a Contract in which certain materials are transferred to the Seller or the Company or by the Seller or the Company to a third party.

“Medicaid” means the federal-state health program for the categorically and medically needy administered by the states pursuant to state plans with CMS pursuant to titles XI and XIX of the Social Security Act.

“Medicare” means the federal health insurance program administered by CMS pursuant to titles II, XI and XVIII of the Social Security Act, and includes Medicare Advantage as set forth in 42 C.F.R. pt. 422.

“Meridian ParentCo” has the meaning set forth in the preamble.

“OIG” means the office within the United States Department of Health and Human Services charged with, among other things, combating fraud, waste and abuse in federal health care programs.

“Ordinary Course” means, when used in relation to the conduct of the Business, any action which is taken in the ordinary course of the normal day-to-day operations of such the Seller or the Company, as applicable, in a commercially reasonable and businesslike manner.

“Outside Closing Date” has the meaning set forth in Section 9.01(b)(ii).

“Owned Intellectual Property” means the Intellectual Property rights owned or co-owned by the Seller on the date hereof and by the Company on the Closing Date.

“Payment Memorandum” has the meaning set forth in Section 2.04(b)(viii).

“Pending Claim” has the meaning set forth in Section 7.07(b).

“Permits” means all permits, licenses, franchises, approvals, authorizations, certificates, consents, waivers, orders and similar rights obtained from Governmental Authorities.

“Permitted Encumbrances” means (a) encumbrances of mechanics, labourers, workmen, builders, contractors, suppliers of material or architects or other similar encumbrances incidental to construction, maintenance or repair operations which have either been registered or filed pursuant to Laws against the Seller (or at Closing, the Company) or not yet registered or filed and which, in any such case, relate to obligations not due and payable; (b) statutory encumbrances relating to obligations not due and payable; (c) Encumbrances for Taxes, assessments, Governmental Authority charges or levies not due and payable as at the date hereof; (d) Encumbrances for public utilities not due and payable as at the date hereof; (e) rights of equipment lessors under equipment contracts provided the terms of such equipment contracts have been complied with up to and on the date hereof; (f) financing statements evidencing the rights of equipment lessors under equipment contracts in and to the equipment and vehicles which are subject to such contracts provided the terms of such equipment contracts have been complied with up to and on the date hereof; (g) any privilege in favour of any lessor, licensor or permitter for rent to become due or for other obligations or acts, the performance of which is required under contracts so long as the payment of or the performance of such other obligation or act is not delinquent and provided that such Encumbrances or privileges do not affect the use or value of the assets affected thereby; and (h) the Encumbrances listed in Schedule 3.11.

“Person” means an individual, corporation, company, partnership, joint venture, limited liability company, Governmental Authority, unincorporated organization, trust, association or other entity.

“Post-Closing Adjustment” has the meaning set forth in Section 2.08(b)(ii).

“Post-Closing [***]” has the meaning set forth in Section 5.10(b).

[***]

“Promissory Note” has the meaning set forth in Section 2.02(b)(ii).

“Purchase Price” has the meaning set forth in Section 2.02(a).

“Purchased Assets” shall have the meaning set forth in the Asset Transfer Agreement.

“Purchased Shares” has the meaning set forth in the Recitals.

“R&W Indemnity Cap” has the meaning set forth in Section 7.05(a).

“Real Property” means the real or immovable property and interests in real or immovable property leased, subleased, used or occupied, together with all buildings, structures and facilities located thereon.

“[***] Earnout” has the meaning set forth in Section 2.02(a).

“[***] Milestone Plan” has the meaning set forth in Section 2.05(d).

“Release” means any release, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, abandonment, disposing or allowing to escape or migrate into or through the environment (including, without limitation, ambient air (indoor or outdoor), surface water, groundwater, land surface or subsurface strata or within any building, structure, facility or fixture).

“Reorganization” has the meaning set forth in the Recitals.

“Reorganization Closing Agenda” means the Closing Agenda attached as Exhibit B.

“Reorganization Documents” means the Seller’s Reorganization Documents and the Buyer’s Reorganization Documents, collectively.

“Representative” means, with respect to any Person, any and all directors, officers, employees, consultants, financial advisors, counsel, accountants and other agents of such Person.

“Resolution Period” has the meaning set forth in Section 2.08(c)(ii).

“Restrictive Covenant Agreements” means those certain Restrictive Covenant Agreements in favor of Buyer and Meridian ParentCo and executed by each Shareholder and in the form attached hereto as Exhibit C.

“Review Period” has the meaning set forth in Section 2.08(c)(i).

“[***] Assay” has the meaning set forth on Schedule 2.

“Sample Working Capital Statement” means the sample calculation of Closing Working Capital set forth on Exhibit D.

“Second [***] Milestone” has the meaning set forth in Section 2.05(b).

“Second [***] Milestone Payment” has the meaning set forth in Section 2.05(b).

“Securities Act” means the Securities Act of 1933.

“Seller” has the meaning set forth in the preamble.

“Seller’s Charter Documents” has the meaning set forth in Section 3.02(b).

“Seller’s Indemnitees” has the meaning set forth in Section 7.04.

“Seller’s Obligations” has the meaning set forth in Section 8.01.

“Seller’s Accountants” means Raymond Chabot Grant Thornton, or such other accounting firm that the Seller may appoint from time to time.

“Seller’s Fundamental Representations” has the meaning set forth in Section 7.01(a).

“Seller’s Knowledge” or “Known to Seller” or any other similar knowledge qualification with respect to the Seller, means the actual knowledge of [***], after a reasonable internal investigation or inquiry.

“Seller’s Reorganization Documents” means any and all of the documents and filings of the Reorganization Closing Agenda prepared or made by the Seller or under its responsibility.

“Seller’s Reorganization Portion” has the meaning set forth in Section 5.08(b).

“Seller’s Requested Consents” has the meaning set forth in Section 5.07(b).

“Seller’s Transaction Expenses Schedule” has the meaning set forth in Section 2.04(b)(vii).

“Shareholders” has the meaning set forth in the preamble.

“Shareholders’ Representative” has the meaning set forth in the preamble.

“Specific Healthcare R&W Indemnity Cap” has the meaning in Section 7.05(c).

“Specific IP R&W Indemnity Cap” has the meaning in Section 7.05(b).

“Specified Products” means, collectively, (i) Revogene assays, instruments, (ii) Meridian ParentCo Illumigene C. difficile product, and (iii) Meridian ParentCo Strep A and B assays.

“Specified Products Sales Representatives” has the meaning set forth in Section 2.06(b).

“Statement of Objections” has the meaning set forth in Section 2.08(c)(ii).

“Subsequent Event” has the meaning set forth in Section 5.04(a)(iv).

“Target Working Capital” has the meaning set forth in Section 2.08(a)(i)(A).

“Tax Act” means the Income Tax Act (Canada) and the regulations thereunder, as amended.

“Tax Return” means any return, form, declaration, report, election, designation, claim for refund, information return or statement or other document relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Taxes” means (i) any and all federal, provincial, state, municipal, local and foreign taxes, assessments, contributions and other governmental charges, duties, impositions and liabilities including Canada Pension Plan and provincial pension plan contributions, provincial health plan contributions, insurance contributions, unemployment insurance contributions, parental insurance premiums, worker’s compensation and deductions at source, and including taxes based on or measured by gross receipts, income, profits, sales, capital, use, occupation, goods and services, value added, ad valorem, transfer, franchise, withholding, customs duties, payroll, contributions, premiums, recapture, employment, excise and property taxes; (ii) all interest, penalties, fines and additions to tax or other additional amounts imposed on or with respect to amounts of the type described in paragraph (i) above; and (iii) any liability for the payment of any amounts of the type described in paragraph (i) or (ii) above as a result of any express or implied obligation to indemnify any other Person or as a result of any obligations under any agreements or arrangements with any other Person with respect to such amounts or as a result of being a transferee, and including any liability for Taxes of a predecessor entity.

“Third Party Claim” has the meaning set forth in Section 7.06(a).

“Transaction Documents” means this Agreement, the Promissory Note, the Restrictive Covenant Agreements, and any other agreements, certificates, instruments or documents entered into or delivered by any party in connection with this Agreement or the Contemplated Transactions, any exhibits, attachments or schedules to any of the foregoing and any other written agreement that is expressly identified as a “Transaction Document,” as any of the foregoing is amended, supplemented or otherwise modified from time to time.

“Transaction Expenses” means the documented out-of-pocket fees and expenses (including the legal fees, investment banking fees, and any other deal-related expenses) incurred by Seller on or prior to the termination of this Agreement in connection with the Contemplated Transactions.

“[***] IP” means the patent rights licensed to the Company as set forth in Section 3.12(a) which are not Owned Intellectual Property.

“[***] Amendment” has the meaning set forth in Section 6.02(h).

“Unaudited Financial Statements” has the meaning set forth in Section 3.05.

“Union” has the meaning set forth in Section 3.21(b).

“US GAAP” means generally accepted accounting standards in the United States.

Article II

PURCHASE AND SALE

2.01    Purchase and Sale. Subject to the terms and conditions set forth herein, at the Closing, Seller shall sell to Buyer, and Buyer shall purchase from Seller, the Purchased Shares, free and clear of all Encumbrances, for the consideration specified in Section 2.02.

2.02    Purchase Price.

(a) The aggregate purchase price for the Purchased Shares (the “Purchase Price”) shall be (i) Fifty Million Dollars ($50,000,000), subject to the adjustment set forth in Section 2.08 hereof (the “Base Cash Payment”) plus (ii) Twenty Million Dollars ($20,000,000) subject to the adjustment set forth in Section 2.05 (the “[***] Earnout”, together with the Base Cash Payment, the “Base Purchase Price”), plus (iii) the Gross Sales Earnout which shall be paid (if at all) pursuant to Section 2.06(a).

(b)    The Base Purchase Price shall be payable as follows:

(i)    by the payment of the Base Cash Payment, as adjusted pursuant to Section 2.08(a), less the Holdback Amount, at the Closing, by wire transfer of immediately available funds, as set forth in Section 2.04(a)(i) and Section 2.04(a)(ii); and

(ii)    by the issuance, to the Seller, at the Closing of a non-interest bearing term promissory note in the form attached hereto as Exhibit E in the amount of the [***] Earnout (the “Promissory Note”).

2.03    Closing.

Subject to the terms and conditions of this Agreement, the purchase and sale of the Purchased Shares contemplated hereby shall take place at a closing (the “Closing”) to be held at 10:00 a.m., Eastern Time, no later than two (2) Business Days after the last of the conditions to Closing set forth in Article VI have been satisfied or waived (other than conditions which, by their nature, are to be satisfied on the Closing Date), at the offices of Stikeman Elliott LLP (Montreal), or at such other time and place as Seller and Buyer may mutually agree upon in writing (the “Closing Date”). Notwithstanding the previous sentence, the Closing can take place virtually on the Closing Date by exchange of executed documents by facsimile, email, other electronic means or courier and payment by wire transfer of immediately available funds, with original documents to be exchanged by the parties as quickly as possible thereafter. The Closing shall be effective as of the first moment, Eastern Time, on the Closing Date.

2.04    Closing Deliveries

(a)    Prior to or at the Closing, Buyer shall deliver, or cause to be delivered, the following:

(i)    to each Person designated on the Seller Transaction Expenses Schedule, to the account designated for such Person in the Payment Memorandum, an amount in cash equal to the outstanding amount owed to such Person as of the Closing Date set forth opposite such Person’s name in the Payment Memorandum;

(ii)    to Seller, the balance of the Base Cash Payment to be Paid at Closing (as calculated pursuant to Section 2.08(a)) after payment of the Transaction Expenses pursuant to Section 2.04(a)(i) and the retention of the Holdback Amount, by wire transfer of immediately available funds to the account set forth in the Payment Memorandum;

(iii)    the Promissory Note duly executed by the Buyer;

(iv)    to Seller, the full amount of the [***] by wire transfer of immediately available funds to the account set forth in the Payment Memorandum;

(v)    to Seller, a closing certificate, dated as of the Closing Date, executed by an executive officer of Buyer in the form attached as Exhibit G, certifying that (A) the representations and warranties of Buyer contained in Article IV are true and correct in all respects (in the case of any representation or warranty qualified by materiality or Material Adverse Effect) or in all material respects (in the case of any representation or warranty not qualified by materiality or Material Adverse Effect) as of the Closing Date, and (B) each of the obligations and covenants of the Buyer under this Agreement to be performed or complied with on or before the Closing Date have been performed or complied with in all material respects;

(vi)    an officer’s certificate, dated as of the Closing Date, executed by an executive officer of each of the Buyer and Meridian ParentCo, in the form attached as Exhibit F, certifying (A) the certificate of incorporation, as amended, for each of Buyer and Meridian ParentCo, (B) the bylaws (or equivalent), for each of Buyer and Meridian ParentCo, (C) approval by the Board of Directors for each of Buyer and Meridian ParentCo of this Agreement and the Contemplated Transactions, and (D) the incumbency and genuineness of the signatures of each officer of Buyer and Meridian ParentCo executing the Transaction Documents;

(vii)    an officer’s certificate, dated as of the Closing Date, executed by an executive officer of Company, in the form attached as Exhibit H certifying (A) the certificate of incorporation for the Company, (B) the articles for the Company, (C) approval by the Board of Directors of the Company of the issuance of the Purchased Shares, and (D) the incumbency and genuineness of the signatures of each officer of Company executing Transaction Documents and the Reorganization Documents to which it is a party;

(viii)    a recent certificate of status, compliance, good standing or similar certificate with respect to each of Buyer and Meridian ParentCo issued by the appropriate government officials of its jurisdiction of incorporation;

(ix)    the Buyer’s Reorganization Documents executed by the Buyer and Company;

(x)    a copy of each Transaction Document to which Buyer or the Company is a party duly executed by Buyer or the Company, as the case may be; and

(xi)    all other agreements, documents, instruments or certificates required to be delivered by Buyer or the Company at or prior to the Closing in order to consummate the Contemplated Transactions.

(b)    Prior to or at the Closing, Seller shall deliver, or caused to be delivered, to Buyer the following:

(i)    share certificates evidencing the Purchased Shares, free and clear of all Encumbrances, duly endorsed in blank or accompanied by share powers or other instruments of transfer duly executed in blank;

(ii)    the Seller’s Reorganization Documents executed by the Seller;

(iii)    all material consents and assignments necessary in connection with the Reorganization and the Contemplated Transactions as set forth on Schedule 2.04(b)(iii);

(iv)    a closing certificate, dated as of the Closing Date, executed by an executive officer of Seller, in the form attached as Exhibit I certifying that (A) the representations and warranties of Seller contained in Article III are true and correct in all respects (in the case of any representation or warranty qualified by materiality or Material Adverse Effect) or in all material respects (in the case of any representation or warranty not qualified by materiality or Material Adverse Effect) as of the Closing Date, and (B) each of the obligations and covenants of the Seller under this Agreement to be performed or complied with on or before the Closing Date have been performed or complied with in all material respects;

(v)    an officer’s certificate, dated as of the Closing Date, executed by an executive officer of each of Seller and Après-Demain Holdings SA, in the form attached as Exhibit J, certifying (A) the certificate of incorporation, as amended, for Seller and an equivalent document for Après-Demain Holding SA, (B) the bylaws, for Seller and an equivalent document for Après-Demain Holding SA, (C) approval by the Board of Directors of Seller and an equivalent document for Après-Demain Holdings SA of this Agreement and the Contemplated Transactions (and approval of the Shareholders of Seller of the Asset Transfer Agreement), and (D) the incumbency and genuineness of the signatures of each officer of Seller and Après-Demain Holdings SA executing the Transaction Documents;

(vi)    a recent certificate of status, compliance, good standing or similar certificate with respect to the Seller issued by the appropriate government officials of its jurisdiction of incorporation and by the Registraire des entreprises (Quebec);

(vii)    a schedule prepared by Seller and signed by an executive officer of Seller (the “Seller’s Transaction Expenses Schedule”) that will reflect the amount of the Transaction Expenses of Seller;

(viii)    a statement, executed by Seller, setting forth the recipients of the payments to be made pursuant to Section 2.04(a)(i) together with bank account information and instructions for such payments to be made by wire transfer at the Closing (the “Payment Memorandum”);

(ix)    each Restrictive Covenant Agreement duly executed by each Shareholder;

(x)    evidence of the change of Seller’s name to a name dissimilar to Genepoc; and

(xi)    all other agreements, documents, instruments or certificates required to be delivered by Seller at or prior to the Closing in order to consummate the Contemplated Transactions.

2.05    Promissory Note. The Promissory Note shall be due and payable by the Buyer, upon the achievement of certain [***] milestones as follows:

(a)    An amount equal to Ten Million Dollars ($10,000,000) (the “First [***] Milestone Payment”) shall be due and payable by the Buyer under the Promissory Note, following [***] the First [***] Milestone [***]. Buyer shall pay Seller this amount, if the First [***] Milestone is met, within forty-five (45) days of such [***]; provided, however that in the event that the First [***] Milestone is not met, the capital amount of the Promissory Note shall be deemed reduced by an amount equal to the First [***] Milestone Payment as of October 1st, 2020; and

(b)    Another amount equal to Ten Million Dollars ($10,000,000) (the “Second [***] Milestone Payment”) shall be due and payable by the Buyer or any of its Affiliates under the Promissory Note, following [***] the “Second [***] Milestone [***]. Buyer shall pay Seller this amount, if the Second [***] Milestone is met, within forty-five (45) days of such [***]; provided, however, that in the event that the Second [***] Milestone is not met, the Promissory Note shall be deemed cancelled and of no further effect as of April 1st, 2021.

(c)    In the event that the First [***] Milestone or the Second [***] Milestone is only achieved within thirty (30) days or less following [***] (for the First [***] Milestone) or following [***] (for the Second [***] Milestone), then the First [***] Milestone Payment or the Second [***] Milestone Payment, as the case may be, shall be reduced by an amount equal to one percent (1%) thereof per day of delay, up to a maximum of thirty percent (30%), provided that if such delay exceeds thirty (30) days then no payment shall be made to the Seller. Buyer shall pay any amount due and payable to the Seller, within forty-five (45) days from the date of achievement of First [***] Milestone and Second [***] Milestone, as applicable.

(d)    A non-binding plan for the achievement of the First [***] Milestone and Second [***] Milestone developed in good faith by Buyer and Seller is attached hereto as Schedule 4 (the “[***] Milestone Plan”). Each of Buyer and Seller hereby warrants and represents that as of the date of this Agreement it has no knowledge of any fact or circumstances that is reasonably likely to make the [***] Milestone Plan unachievable by Buyer following the Closing. During the period beginning on the Closing Date and ending upon the full payment or cancellation of the Promissory Note, Buyer shall provide Seller with quarterly reports detailing Buyer’s progress towards achievement of the First [***] Milestone and Second [***] Milestone in accordance with the [***] Milestone Plan or any revised [***] Milestone Plan, as applicable. If Buyer’s report indicates a material departure from the [***] Milestone Plan, the report shall also include a revised non-binding [***] Milestone Plan developed by Buyer in good faith and describing Buyer’s good faith plan for achieving the First [***] Milestone and Second [***] Milestone despite the material departure from the original [***] Milestone Plan. For the avoidance of doubt and without limiting the other obligations of Buyer and its Affiliates under this Agreement, Buyer’s failure or inability to comply with the [***] Milestone Plan attached hereto or as revised shall not be deemed a breach of Buyer’s obligations under this Agreement.

2.06    Gross Sales Earnout. In addition to the Base Cash Payment payable as stated above, Seller shall have the right to receive an additional cash payment, which shall be earned and paid in accordance with this Section 2.06.

(a)    Gross Sales Earnout. Buyer shall pay Seller up to Fifty Million Dollars ($50,000,000) (the “Gross Sales Earnout”) based on the achievement of certain milestones related to the Gross Sales of the Specified Products by Buyer or any of its Affiliates (including, without limitation, the Company) during the Earnout Period as follows:

(i)    if such Gross Sales are less than [***] Dollars ($[***]), no Gross Sales Earnout shall be paid hereunder;

(ii)    if such Gross Sales are equal to or greater than [***] Dollars ($[***]), but less than [***] Dollars ($[***]), the Gross Sales Earnout payable hereunder shall be determined on a proportionate sliding scale between [***] Dollars ($[***]) and [***] Dollars ($[***]) calculated in a manner consistent with Schedule 2.06(a)(ii) attached hereto;

(iii)    if such Gross Sales are equal to or greater than [***] Dollars ($[***]) but less than [***] Dollars ($[***]), the Gross Sales Earnout payable hereunder shall be equal to (x) [***] Dollars ($[***]) plus (y) if the Gross Margin Target has been met, an amount determined on a proportionate sliding scale between [***] Dollars ($[***]) and [***] Dollars ($[***]) and calculated in a manner consistent with Schedule 2.06(a)(iii) attached hereto; or

(iv)    if such Gross Sales are equal to or greater than [***] Dollars ($[***]), the Gross Sales Earnout payable hereunder shall be equal to (x) [***] Dollars ($[***]) plus (y) if the Gross Margin Target has been met, [***] Dollars ($[***]) .

For the avoidance of doubt, the Gross Sales Earnout shall be paid, if at all, under one of Section 2.06(a)(ii), (iii), or (iv).

(b)    During the period beginning on the Closing Date and ending on the last day of the Earnout Period, Buyer shall provide Seller with quarterly reports detailing [***] during the applicable quarter, along with [***]. Buyer will engage Buyer’s Accountants pursuant to agreed upon procedures to confirm the accuracy of such quarterly report within a reasonable period of time following the end of each quarter. Additionally, Meridian ParentCo will provide written notice to Seller in the event that [***].

(c)    Payment of Gross Sales Earnout.

(i)    Buyer shall provide the Seller, within sixty (60) days after the end of the Earnout Period, (A) a written report indicating, on a product-by-product basis, the calculation of Gross Sales of the Specified Products by Buyer and its Affiliates and the calculation of Gross Margin Target (if applicable) during the Earnout Period, and (B) Buyer’s calculation of the Gross Sales Earnout, if any, (the “Earnout Statement”), together with and a certificate of the Chief Financial Officer of the Buyer certifying (without personal liability) that the Earnout Statement was prepared in accordance with US GAAP applied using the same accounting methods, practices, principles, policies and procedures, with consistent classifications, judgments and valuation and estimation methodologies that were used in the preparation of Meridian ParentCo’s financial statements for the most recent fiscal year end. Buyer will engage Buyer’s Accountants pursuant to agreed upon procedures to confirm the accuracy of the Earnout Statement within sixty (60) days after the end of the Earnout Period.

(ii)    All such amounts shall be expressed in U.S. dollars, and such reports shall include the rates of exchange used in accordance with US GAAP to convert to U.S. dollars from the currency in which such sales were made or payments received.

(iii)    On or before the tenth (10th) Business Day following the date on which the Seller accepts Buyer’s calculation of the Gross Sales Earnout and Gross Margin Target (if applicable) (either by delivering written notice of acceptance to Buyer or by deemed acceptance under Section 2.06(c)(iv) below) or the date the Gross Sales Earnout and Gross Margin Target (if applicable) is finally determined under Section 2.06(c)(iv) below, Buyer shall pay Seller the Gross Sales Earnout by wire transfer of immediately available funds to an account designated by Seller.

(iv)    Buyer shall and shall cause its Affiliates to keep complete, true and accurate books of account and records supporting its calculation of any Gross Sales Earnout earned hereunder, including, without limitation, on a product-by-product basis, Buyer’s calculation of Gross Sales for the Specified Products during the Earnout Period and Gross Margin Target (if applicable). Buyer shall and shall cause its Affiliates to provide Seller and or any of its Affiliates and designated Representatives with reasonable access during normal business hours to the books, records (including work papers, schedules, memoranda and other documents), supporting data and employees of Buyer to the extent reasonably requested to verify the calculation of any Gross Sales Earnout and Gross Margin Target (if applicable). If Seller has any objections to the Earnout Statement, the Seller shall deliver to Buyer a statement setting forth, in reasonable detail, its objections thereto (each, an “Earnout Objection Statement”). If an Earnout Objection Statement is not delivered to Buyer within forty-five (45) Business Days after delivery of the Earnout Statement, the Earnout Statement as prepared by Buyer shall be deemed irrevocably accepted by the Seller and be final, binding and non-appealable by the parties. The Seller and Buyer shall negotiate in good faith to resolve the objections raised in any Earnout Objection Statement, but if they do not reach a final resolution within thirty (30) days after the delivery of an Earnout Objection Statement to Buyer, any unresolved disputes shall be submitted to the office of an impartial nationally recognized firm of independent certified public accountants (other than Seller’s Accountants and Buyer’s Accountants or any other firm that provides services to the Buyer or the Seller or any of their Affiliates) mutually selected by Buyer and the Seller, or failing an agreement, by the court (the “Earnout Accounting Firm”) who, acting as experts and not arbitrators, shall resolve the disputed amounts only and make any adjustments to the Earnout Statement, as the case may be. In the event any such dispute is submitted to the Earnout Accounting Firm, each party shall be permitted to submit a statement setting forth its calculation of the applicable Gross Sales Earnout, together with such supporting documentation as it deems appropriate, to the Earnout Accounting Firm. The Seller and Buyer shall use their respective commercially reasonable efforts to cause the Earnout Accounting Firm to resolve such dispute as soon as practicable, but in any event within thirty (30) days after the date on which the Earnout Accounting Firm receives the applicable statements prepared by the Seller and Buyer. The calculation of any Gross Sales Earnout and Gross Margin Target (if applicable) as finally determined by the Earnout Accounting Firm (which such determination shall be made in a manner consistent with the terms of this Agreement and shall not, for any Gross Sales Earnout, be less than the amount set forth in the applicable Earnout Statement nor exceed the amount set forth in the applicable Earnout Objection Statement) shall be final, binding and non-appealable among the parties. The parties hereto agree that all adjustments shall be made without regard to materiality. Each party shall bear its own costs and expenses in connection with the resolution of such dispute by the Earnout Accounting Firm. All costs and expenses of the Earnout Accounting Firm, if any, shall be paid by the parties proportionately based on the difference of each party’s calculation of the applicable Gross Sales Earnout as compared to the final determination of the Earnout Accounting Firm. For example, if Buyer proposes a Gross Sales Earnout of $100, the Seller proposes a Gross Sales Earnout of $200, and the final determination of the Earnout Accounting Firm is $160, then sixty percent (60%) of the costs of the Earnout Accounting Firm’s review would be borne by Buyer and forty percent (40%) of such costs would be borne by Seller.

2.07    Additional Earnout Terms.

(a)    All payments required pursuant to Section 2.06 shall be deemed to be adjustments for Tax purposes to the aggregate Purchase Price paid by Buyer pursuant to this Agreement, unless otherwise required by applicable Law.

(b)    In order to maximize the possibility for the achievement and full payment of the Gross Sales Earnout in accordance with Section 2.06 above, from the Closing Date until the date that is sixty (60) days following the end of the Earnout Period, the Buyer undertakes and covenants in favor of the Seller and acknowledges that the Seller is relying upon such undertakings and covenants to complete the transactions:

(i)    to, and cause its Affiliates (including, without limitation, the Company) to use Commercially Reasonable Efforts to sell the Specified Products with regard to the achievement of the Gross Sales Earnout and Gross Margin Target (if applicable); provided, however, the obligation of Buyer to use, or cause its Affiliates to use, such Commercially Reasonable Efforts shall not be deemed a guarantee or assurance of any kind that any Gross Sales Earnout will be earned or paid;

(ii)    to use commercially reasonable efforts to secure all financings necessary for the operation of Meridian ParentCo;

(iii)    not to change any accounting principle, method, practice or policy relating to the calculation of Gross Sales or Gross Margin Target unless (A) such change is recommended by Buyer’s accountants as a result of a change in US GAAP, and (B) Meridian ParentCo gives written notice of such change to Seller, which notice shall provide a reasonably detailed description of the change;

(iv)    not to and to cause Meridian ParentCo not to initiate any voluntary proceedings under applicable bankruptcy and insolvency laws and similar laws affecting creditors’ rights generally; and

(v)    not to proceed with the sale, assignment, lease or exchange of all or substantially all of the assets of the Company as of the date hereof to a third party not affiliated with the Buyer or its Affiliates without Seller’s consent, which consent will not be unreasonably withheld, conditioned or delayed (it being acknowledged that the Company and Buyer intend to amalgamate on or shortly after Closing), and provided the acquiring third party undertakes to be bound by the terms of this Agreement related to Gross Sales Earnout, including the payment of the Gross Sales Earnout; for greater certainty any Affiliates of the Company who intends to dispose of all or substantially all of the assets of the Company as of the date hereof will be bound by the same obligation as set forth in this paragraph;

provided that, in the event that any transaction or restriction set forth in this Section 2.07(b) occurs, the Buyer shall pay to the Seller the full amount of the Gross Sales Earnout within ten (10) Business Days following any such occurrence.

(c)    In order to maximize the possibility for the achievement and full payment of the [***] Earnout, in accordance with Section 2.05 above, from the Closing Date until the satisfaction or cancellation of the Promissory Note the Buyer undertakes and covenants in favor of the Seller and acknowledges that the Seller is relying upon such undertakings and covenants to complete the transactions:

(i)    to, and cause its Affiliates (including, without limitation, the Company) to operate its business in Commercially Reasonable Efforts with respect to achievement of the [***] Earnout; provided, however, the obligation of Buyer to use or cause its Affiliates to use Commercially Reasonable Efforts shall not be deemed a guarantee or assurance of kind that the [***] Earnout will be earned or paid;

(ii)    not to change the specifications of the [***] Assay and the [***] Assay in accordance with Schedule 2, respectively, unless such change is required to secure the approval of any Governmental Authority and approved by Seller;

(iii)    to use commercially reasonable efforts to secure all financings necessary for the operation of Meridian ParentCo;

(iv)    not to and to cause Meridian ParentCo not to initiate any voluntary proceedings under applicable bankruptcy and insolvency laws and similar laws affecting creditors’ rights generally; and

(v)    not to proceed with the sale, assignment, lease or exchange of all or substantially all of the assets of the Company as of the date hereof to a third party not affiliated with the Buyer or its Affiliates without Seller’s consent, which consent will not be unreasonably withheld, conditioned or delayed (it being acknowledged that the Company and Buyer intend to amalgamate on or shortly after Closing), and provided the acquiring third party undertakes to be bound by the terms of this Agreement related to the [***] Milestones, including to the payment of the [***] Milestones, in a form acceptable to the Buyer acting reasonably; for greater certainty any Affiliates of the Company who intends to dispose of all or substantially all of the assets of the Company as of the date hereof will be bound by the same obligation as set forth in this paragraph;

provided that, in the event that any transaction or restriction set forth in this Section 2.07(c) occurs, the Buyer shall pay to the Seller the full amount of the [***] Earnout within ten (10) Business Days following any such occurrence.

2.08    Purchase Price Adjustment.

(a)    Closing Adjustment.

(i)    At the Closing, the Base Purchase Price shall be adjusted in the following manner:

(A)    either (1) an increase by the amount, if any, by which the Estimated Closing Working Capital (as determined in accordance with Section 2.08(a)(ii)) is greater than [***] (the “Target Working Capital”), or (2) a decrease by the amount, if any, by which the Estimated Closing Working Capital is less than the Target Working Capital;

(B)    a decrease by the amount of Estimated Indebtedness.

The net amount after giving effect to the adjustments listed above shall be the actual “Base Cash Payment to be paid at Closing”.

(ii)    At least three (3) Business Days before the Closing, Seller shall prepare and deliver to Buyer a statement setting forth its good faith estimate of Closing Indebtedness assumed by the Company under the Asset Transfer Agreement (the “Estimated Indebtedness”) and Closing Working Capital transferred to the Company under the Asset Transfer Agreement (the “Estimated Closing Working Capital”), and a certificate of the Chief Financial Officer of the Seller (without personal liability) that the calculation of Estimated Indebtedness and the Estimated Closing Working Capital Statement were prepared in accordance with CASPE applied using the same accounting methods, practices, principles, policies and procedures, with consistent classifications, judgments and valuation and estimation methodologies that were used in the preparation of the Audited Financial Statements for the most recent fiscal year end.

(b)    Post-Closing Adjustment.

(i)    Within ninety (90) days after the Closing Date, Buyer shall prepare and deliver to Seller a statement setting forth its calculation of Closing Indebtedness and Closing Working Capital, which statement shall contain a balance sheet of the Company as of the Closing Date (after giving effect to the Reorganization), its calculation of Closing Working Capital and Closing Indebtedness which shall be prepared in accordance with CASPE applied consistent with the practices that were used in the preparation of the Sample Working Capital Statement, and its calculation of the adjusted Purchase Price, after taking into consideration the foregoing Closing Working Capital and Closing Indebtedness (collectively, the “Closing Working Capital Statement”), and a certificate of the Chief Financial Officer of the Buyer that the Closing Working Capital Statement was prepared in accordance with CASPE applied using the same accounting methods, practices, principles, policies and procedures, with consistent classifications, judgments and valuation and estimation methodologies that were used in the preparation of the Audited Financial Statements for the most recent fiscal year end.

(ii)    The Purchase Price shall be (A) increased by the amount (if any) by which the Closing Working Capital is greater than the Estimated Closing Working Capital or decreased by the amount (if any) by which the Closing Working Capital is less than the Estimated Closing Working Capital and (B) increased by the amount (if any) by which the Closing Indebtedness is less than the Estimated Indebtedness and decreased by the amount (if any) by which Closing Indebtedness is more than the Estimated Indebtedness (the “Post-Closing Adjustment”).

(c)    Examination and Review.

(i)    Examination. After receipt of the Closing Working Capital Statement, Seller shall have thirty (30) Business Days (the “Review Period”) to review the Closing Working Capital Statement. During the Review Period, Seller and Seller’s Accountants shall have access to the books and records of the Company, the personnel of, and work papers prepared by, Buyer and/or Buyer’s Accountants relating to the Closing Working Capital Statement as Seller may reasonably request for the purpose of reviewing the Closing Working Capital Statement and to prepare a Statement of Objections (defined below).

(ii)    Objection. On or prior to the last day of the Review Period, Seller may object to the Closing Working Capital Statement by delivering to Buyer a written statement setting forth Seller’s objections in reasonable detail, indicating each disputed item or amount and the basis for Seller’s disagreement therewith (the “Statement of Objections”). If Seller fails to deliver the Statement of Objections before the expiration of the Review Period, the Closing Working Capital Statement and the Post-Closing Adjustment reflected in the Closing Working Capital Statement, as the case may be, shall be deemed to have been accepted by Seller. If Seller delivers the Statement of Objections before the expiration of the Review Period, Buyer and Seller shall negotiate in good faith to resolve such objections within thirty (30) days after the delivery of the Statement of Objections (the “Resolution Period”), and, if such objections are so resolved within the Resolution Period, the Closing Working Capital Statement and the Post-Closing Adjustment, as the case may be, with such changes as may have been previously agreed in writing by Buyer and Seller, shall be final and binding.

(iii)    Resolution of Disputes. If Seller and Buyer fail to reach an agreement with respect to all of the matters set forth in the Statement of Objections before expiration of the Resolution Period, then any amounts remaining in dispute (the “Disputed Amounts”) shall be submitted for resolution to the office of an impartial nationally recognized firm of independent certified public accountants (other than Seller’s Accountants, Buyer’s Accountants or any other accounting firm that regularly provides services to the Buyer or the Seller or any of their Affiliates) appointed by mutual agreement of Buyer and Seller, or failing an agreement, appointed by the court (the “Independent Accountant”) who, acting as experts and not arbitrators, shall resolve the

Disputed Amounts only and make any adjustments to the Closing Working Capital Statement and the Post-Closing Adjustment, as the case may be. The parties hereto agree that all adjustments shall be made without regard to materiality. The Independent Accountant shall only decide the specific items under dispute by the parties and their decision for each Disputed Amount must be within the range of values assigned to each such item in the Closing Working Capital Statement and the Statement of Objections, respectively. The Buyer and the Seller shall cooperate fully in the preparation of the Closing Working Capital Statement and the Post-Closing Adjustment. While the Independent Accountant is making its determination hereunder, the Buyer and the Seller shall not communicate with the Independent Accountant on the subject matter of its review, except by joint conference call, joint meeting or letter with copy simultaneously delivered to the other party.

(iv)    Fees of the Independent Accountant. The fees and expenses of the Independent Accountant shall be split based on the difference of each party’s calculation of the Post-Closing Adjustment. For example, if Buyer proposes a Post-Closing Adjustment of $100, the Seller proposes a Post-Closing Adjustment of $200, and the final determination of the Independent Accountant is $160, then sixty percent (60%) of the costs of the Independent Accountant’s review would be borne by Buyer and forty percent (40%) of such costs would be borne by Seller.

(v)    Determination by Independent Accountant. The Buyer and the Seller shall deploy their respective commercially reasonable efforts to cause the Independent Accountant to make a determination as soon as practicable, but in any event within thirty (30) days (or such other time as the parties hereto shall agree in writing) after their engagement, and their resolution of the Disputed Amounts and their adjustments to the Closing Working Capital Statement and/or the Post-Closing Adjustment shall be conclusive and binding upon the parties hereto.

(d)    Payments of Post-Closing Adjustment.

(i)    Except as otherwise provided herein, any payment of the Post-Closing Adjustment shall be due (A) within five (5) Business Days of acceptance of the applicable Closing Working Capital Statement or (B) if there are Disputed Amounts, then within five (5) Business Days of the resolution described in Section 2.08(c)(v), in each case as described below.

(ii)    If the Final Base Purchase Price is greater than the Base Cash Payment to be Paid at Closing, then the amount of such surplus shall be paid by Buyer to Seller by wire transfer of immediately available funds to the accounts designated in writing by Seller at or prior to the date of such payment.

(iii)    If the Final Base Purchase Price is less than Base Cash Payment to be Paid at Closing, then the amount of such deficiency shall reduce the Holdback Amount and shall be deemed retained by Buyer.

(e)    Adjustments for Tax Purposes. Any surplus or deficiency determined pursuant to this Section 2.08 shall be deemed to be an adjustment for Tax purposes of the aggregate Final Base Purchase Price paid by Buyer pursuant to this Agreement.

2.09    Wire Transfer Instructions and Applicable Rate

Any amounts payable by Buyer to Seller by wire transfer pursuant to this Article II shall be paid by wire transfer or delivery of other immediately available funds to such accounts specified in the Payment Memorandum or to such accounts as otherwise specified in writing by Seller at least three (3) Business Days prior to the applicable payment date. All amounts payable by Buyer to Seller pursuant to this Article II, including under the Promissory Note, shall bear interest at a rate per annum equal to the Applicable Rate, calculated daily both before and after judgement, from the date on which the amount is due to the date of payment by the Buyer to the Seller (it being acknowledged and agreed by the parties that the [***] Earnout and Gross Sales Earnout are not deemed to be due until they have been earned and become payable pursuant to Sections 2.05 and 2.06 above).

Article III

REPRESENTATIONS AND WARRANTIES OF SELLER

Except as set forth in the correspondingly numbered Disclosure Schedules, Seller represents and warrants to Buyer that the statements contained in this Article III are true and correct as of the date hereof and as of Closing, and acknowledges and agrees that Buyer is relying upon such representations and warranties in connection with the purchase by Buyer of the Purchased Shares notwithstanding any investigation by or on behalf of Buyer. Notwithstanding the foregoing sentence, the parties hereby acknowledge and confirm that all representations and warranties contained in this Article III with respect to or pertaining to the Company, shall be deemed made or given by the Seller after giving effect to the Reorganization and as of the Closing Date. Notwithstanding anything to the contrary herein, the representations and warranties set forth in Sections 3.11(c), 3.12, 3.13, 3.14, 3.15, 3.18, 3.19, 3.20, 3.21, 3.22 and 3.26 regarding the Seller or the Business as conducted by Seller prior to the Reorganization which, by their nature, would apply to the Company following Reorganization shall be deemed to also apply to the Company and the Business following the Reorganization as of the Closing Date.

The specification of any dollar amount in the representations or warranties contained in this Agreement or the inclusion of any specific item in any Schedule hereto is not intended to imply that such amounts, or higher or lower amounts, or the items so included or other items, are or are not material, and no party hereto shall use the fact of the setting of such amounts or the inclusion of any such item in any dispute or controversy between the parties as to whether any obligation, item or matter not described herein or included in a Schedule is or is not material for the purposes of this Agreement. No disclosure relating to any possible breach or violation of any contracts or laws shall be construed as an admission or indication that such breach or violation exists or has actually occurred.

3.01    Organization and Qualification.

(a)    Seller is a corporation duly organized, validly existing and in good standing under the Laws of Canada and has full corporate power and authority to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on its business as it has been and is currently conducted. Schedule 3.01 sets forth each jurisdiction in which the Seller is registered to do business, and the Seller is duly licensed or qualified to do business and is in good standing in each such jurisdiction.

(b)    The sole shareholders of the Seller are listed in Schedule 3.01.

3.02    Authority; Board Approval.

(a)    Seller has full corporate power and authority to enter into and perform its obligations under this Agreement and the Transaction Documents to which it is a party and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by Seller of this Agreement and any Transaction Document to which it is a party and the consummation by Seller of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of Seller and no other corporate proceedings on the part of Seller are necessary to authorize the execution, delivery and performance of this Agreement or to consummate the Reorganization and the other transactions contemplated hereby and thereby. This Agreement has been duly executed and delivered by Seller, and (assuming due authorization, execution and delivery by each other party hereto) this Agreement constitutes a legal, valid and binding obligation of Seller enforceable against Seller in accordance with its terms, subject to bankruptcy, insolvency and other similar Laws affecting creditors’ rights generally.

(b)    Seller has made available to Buyer true, correct and complete copies of Seller’s certificate of incorporation, bylaws and other organizational documents as currently in effect. Seller’s certificate of incorporation, bylaws and other organizational documents are in full force and effect (the “Seller’s Charter Documents”).

3.03    Capitalization. As of Closing, the Purchased Shares shall be owned beneficially by Seller, free and clear of all Encumbrances. Upon consummation of the Contemplated Transactions, Buyer shall own all of the Purchased Shares, free and clear of any Encumbrances.

3.04    No Conflicts; Consents. The execution, delivery and performance by Seller of this Agreement, the Reorganization Documents, and the Transaction Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby, including the Reorganization, do not: (i) conflict with or result in a violation or breach of, or default under, any provision of the Seller Charter Documents; (ii) conflict with or result in a violation or breach of any provision of any Law or Governmental Order applicable to Seller; (iii) except as set forth in Schedule 3.04, require the consent, notice or other action by any Person under, conflict with, result in a violation or breach of, constitute a default or an event that, with or without notice or lapse of time or both, would constitute a default under, result in the acceleration of or create in any party the right to accelerate, terminate, modify or cancel any Material Contract to which Seller is a party or by which the Seller is bound or to which any of its properties and assets are or will be subject or any Permit that as of Closing will affect the properties, assets or business of the Seller; or (iv) result in the creation or imposition of any Encumbrance other than Permitted Encumbrances on any properties or assets of Seller or as of Closing the Company. No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority will be required by or with respect to the Seller in connection with the execution, delivery and performance of this Agreement and the Transaction Documents and the consummation of the transactions contemplated hereby and thereby, except as set forth in Schedule 3.04.

3.05    Financial Statements. Complete copies of Seller’s audited financial statements (including all notes and schedules thereto and all supplemental information) consisting of the balance sheet of the Seller as at December 31, 2016, December 31, 2017 and December 31, 2018 and the related statements of income and retained earnings, shareholders’ equity and cash flow for the year then ended (the “Audited Financial Statements”), and unaudited financial statements consisting of the balance sheet of the Seller as at March 31, 2019 and the related statements of income and retained earnings, shareholders’ equity and cash flow for the two-month period then ended (the “Unaudited Financial Statements” and together with the Audited Financial Statements, the “Financial Statements”) have been delivered to Buyer. The Financial Statements have been prepared in accordance with CASPE applied on a consistent basis throughout the period involved, subject, in the case of the Unaudited Financial Statements, to normal and recurring year-end adjustments (the effect of which will not be materially adverse) and the absence of notes (that, if presented, would not differ materially from those presented in the Audited Financial Statements). The Financial Statements are based on the books and records of Seller, and fairly present in all material respects the financial position of Seller as of the respective dates they were prepared and the results of the operations of Seller for the periods indicated. The balance sheet of Seller as of March 31, 2019 is referred to herein as the “Balance Sheet” and the date thereof as the “Balance Sheet Date”. Seller maintains a standard system of accounting established and administered in accordance with CASPE.

3.06    Undisclosed Liabilities. Seller, or as of the Closing Date and to Seller’s Knowledge, Company, has no liability of the nature required to be disclosed in a balance sheet in accordance CASPE except (a) those of Seller which are adequately reflected or reserved against in the Balance Sheet as of the Balance Sheet Date and which will be specifically assumed by the Company pursuant to the Asset Transfer Agreement, (b) those which have been incurred in the Ordinary Course consistent with past practice since the Balance Sheet Date and which will be specifically assumed by the Company pursuant to the Asset Transfer Agreement, and (c) those which are described in the notes to the Financial Statements.

3.07    Absence of Certain Changes, Events and Conditions. Since the Balance Sheet Date, (1) except as set forth on Schedule 3.07, (2) other than in the Ordinary Course consistent with past practice, and (3) other than the Reorganization, there has not been, with respect to Seller or to Seller’s Knowledge the Company (following the Reorganization), any:

(a)    event, occurrence or development that has had, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;

(b)    amendment of the certificate of incorporation, bylaws, or other organizational documents;

(c)    split, combination or reclassification of any shares of its share capital or other equity interests, as applicable;

(d)    issuance, sale or other disposition of any of its share capital or other equity interests, as applicable, or grant of any options, warrants or other rights to purchase or obtain (including upon conversion, exchange or exercise) any of its share capital or other equity interests, as applicable;

(e)    declaration or payment of any dividends or distributions on or in respect of any of its share capital or other equity interests, as applicable or redemption, purchase or acquisition of its share capital or other equity interests, as applicable;

(f)    change in any method of accounting or accounting practice, except as required by CASPE or as disclosed in the notes to the Financial Statements;

(g)    change in cash management practices and its policies, practices and procedures with respect to collection of accounts receivable, establishment of reserves for uncollectible accounts, accrual of accounts receivable, inventory control, prepayment of expenses, payment of trade accounts payable, accrual of other expenses, deferral of revenue and acceptance of customer deposits;

(h)    entry into any Contract that would constitute a Material Contract;

(i)    acceleration, termination, material modification to or cancellation of any Material Contract to which it is a party or by which it is bound;

(j)    incurrence, assumption or guarantee of any indebtedness for borrowed money except unsecured current obligations and Liabilities incurred in the ordinary course of business consistent with past practice;

(k)    any writing up or writing down of any of the assets or re-evaluation of inventory of;

(l)    transfer, assignment, sale or other disposition of any of the assets shown or reflected in the Balance Sheet or cancellation of any debts or entitlements;

(m)    transfer, assignment or grant of any license or sublicense of any material rights under or with respect to any Company Intellectual Property or Company IP Agreements;

(n)    material damage, destruction or loss (whether or not covered by insurance) to its property;

(o)    increase in the compensation of its employees, other than as provided for in any written agreements or in the ordinary course of business;

(p)    any capital investment in, or any loan to, any other Person;

(q)    adoption, material modification or termination of any Benefit Plan;

(r)    any loan to (or forgiveness of any loan to), or entry into any other transaction with, any of its shareholders or current or former directors, officers and employees;

(s)    entry into a new line of business or abandonment or discontinuance of existing lines of business;

(t)    adoption of any plan of merger, arrangement, consolidation, reorganization, liquidation or dissolution or filing of a petition in bankruptcy under any provisions of federal, provincial or state bankruptcy Law or consent to the filing of any bankruptcy petition against it under any similar Law;

(u)    grant of any bonuses, whether monetary or otherwise, or increase in any wages, salary, severance, pension or other compensation or benefits in respect of its current or former employees, officers, directors, independent contractors or consultants, other than as provided for in any written agreements or in the Ordinary Course or required by applicable Law, (ii) material change in the terms of employment for any employee or any termination of any officers or Key employees, or (iii) action to accelerate the vesting or payment of any compensation or benefit for any current or former employee, officer, director, independent contractor or consultant, except as required by written agreement or in the Ordinary Course or required by applicable Law;

(v)    hiring or promoting any person as or to (as the case may be) an officer or hiring or promoting any employee below officer except to fill a vacancy in the ordinary course of business;

(w)    other than in the Ordinary Course consistent with past practices or as may be required by applicable Law, adoption, modification or termination of any: (i) employment, severance, retention or other agreement with any current or former employee, officer, director, independent contractor or consultant, (ii) Benefit Plan or (iii) collective bargaining or other agreement with a Union, in each case whether written or oral;

(x)    purchase, lease or other acquisition of the right to own, use or lease any property or assets for an amount in excess of $25,000, individually (in the case of a lease, per annum) or $75,000 in the aggregate (in the case of a lease, for the entire term of the lease, not including any option term), except for purchases of inventory or supplies in the Ordinary Course consistent with past practice;

(y)    imposition of any Encumbrance, other than a Permitted Encumbrance, upon any of its properties, shares or assets, tangible or intangible;

(z)    acquisition by merger, amalgamation or consolidation with, or by purchase of a substantial portion of the assets or shares of, or by any other manner, any business or any Person or any division thereof; or

(aa)    any agreement to do any of the foregoing, or any action or omission that would result in any of the foregoing.

3.08    Material Contracts.

(a)    Schedule 3.08(a) lists each of the following Contracts of the Seller and, as of Closing, the Company (such Contracts, together with all Contracts concerning the occupancy, management or operation of any Real Property listed or otherwise disclosed in Schedule 3.11(c)) and all Intellectual Property related Contracts set forth in Schedule 3.12(c), being “Material Contracts”, provided that for the purposes hereof and of the certificate in Section 2.04(b)(iv), the term Material Contracts shall include only those Material Contracts that would have been effectively transferred to the Company of the Closing Date):

(i)    each Contract involving aggregate consideration in excess of $100,000 and which, in each case, cannot be cancelled by the Company or Seller, as applicable, without penalty or without more than sixty (60) days’ notice;

(ii)    all Clinical Trial Agreements;

(iii)    all Material Transfer Agreements;

(iv)    all research and development agreements;

(v)    all Company IP Agreements;

(vi)    all Contracts that require the Company or Seller to purchase its total requirements of any product or service from a third party or that contain “take or pay” provisions;

(vii)    all Contracts that relate to the acquisition or disposition of any business, a material amount of stock or assets of any other Person (whether by merger, sale of stock, sale of assets or otherwise);

(viii)    all broker, distributor, dealer, manufacturer’s representative, franchise, agency, sales promotion, market research, marketing consulting and advertising Contracts to which the Company or Seller is a party;

(ix)    all employment agreements for the employees in Canada of the Seller or as of the Closing Date of the Company and Contracts with independent contractors or consultants (or similar arrangements) to which the Seller is a party and to which the Company will be a party as of the Closing Date and which provide for a length of notice or termination or severance payment required to terminate employment or services, other than such as results by Law from the employment of an employee without an agreement as to notice, termination or severance;

(x)    all Contracts with any Governmental Authority to which the Company or Seller is a party, including without limitation any loan or funding Contract (“Contracts with Governmental Authorities”);

(xi)    any Contracts to which the Company or Seller is a party that provide for any joint venture, partnership or similar arrangement by the Company or Seller;

(xii)    all collective bargaining agreements or Contracts with any Union to which the Company or Seller is a party;

(xiii)    each Contract with a Material Customer or a Material Supplier;

(xiv)    each Contract under which Seller or Company has directly or indirectly made any advance, loan, mortgage, note, bond, extension of credit or capital contribution to, or other investment in, or guaranteed the obligations of, any Person (other than extensions of credit to customers in the ordinary course of business);

(xv)    except for Contracts relating to trade receivables, all Contracts relating to Indebtedness (including, without limitation, guarantees) of Seller or Company;

(xvi)    each Contract pledging or otherwise placing an Encumbrance (other than a Permitted Encumbrance) on any assets or properties of Seller or Company;

(xvii)    all Contracts between or among Seller and/or Company on the one hand and any Affiliate of Seller and/or Company on the other hand, except for any Contracts with Après-Demain Holding SA and its Affiliates which will be terminated prior to Closing;

(xviii)    any Contract limiting the freedom of the Seller or the Company to engage in any line of business, compete with any other Person or solicit employees or clients.

(b)    Each Material Contract is valid and binding on the Seller and, as of Closing, the Company, in accordance with its terms and is in full force and effect, subject to bankruptcy, insolvency and other similar Laws affecting creditors’ rights generally. None of Seller (and, as of Closing, the Company) or, to Seller’s Knowledge, any other party thereto is in breach of or default under (or, to Seller’s Knowledge, is alleged to be in breach of or default under) in any material respect, or has provided or received any written notice of any intention to terminate, any Material Contract. No event or circumstance has occurred that, with notice or lapse of time or both, would reasonably constitute a material event of default under any Material Contract or result in a termination thereof or would cause or permit the acceleration or other changes of any material right or obligation or the loss of any material benefit thereunder. Complete and correct copies of each Material Contract (including all modifications, amendments and supplements thereto and waivers thereunder) have been made available to Buyer.

3.09    Contracts with Governmental Authorities.

(a)    Except as set forth on Schedule 3.09, neither Seller nor to Seller’s Knowledge the Company (a) is a party to any Government Contract currently in effect, (b) has been a party to any Government Contract which was in effect at any time during the three (3) years prior to the date hereof except Contracts with Governmental Authorities set forth on Schedule 3.08(a)(x) or (c) has submitted or participated in any Government Bid since January 1, 2017.

(b)    Neither the Seller nor to Seller’s Knowledge the Company has been, and to Seller’s Knowledge, there are no grounds upon which either of them may be refused the award or the renewal of any Contracts with Governmental Authorities.

3.10    Condition; Sufficiency of Assets. The assets of the Seller and, as of Closing, the assets of the Seller transferred to the Company under the Asset Transfer Agreement, are in good operating condition subject to normal wear and tear, are operating in compliance with all Permits and Laws, in all material respects, and are adequate to operate the Business immediately following the Closing in substantially the same manner as currently carried on.

3.11    Title to Assets; Real Property.

(a)    Neither Seller nor to the Knowledge of the Seller, the Company has ever owned any Real Property.

(b)    Seller has good and valid title to, or a valid leasehold or license interest in, all Real Property leased by the Seller and all of the tangible personal and movable property, assets and equipment (collectively, “Equipment”) and other assets reflected on the Balance Sheet or acquired after the Balance Sheet Date, other than properties and assets sold or otherwise disposed of in the Ordinary Course consistent with past practice since the Balance Sheet Date or excluded assets under the Reorganization Documents. All such properties and assets (including leasehold interests) are free and clear of Encumbrances, except for Permitted Encumbrances, and to the extent transferred to the Company under the Asset Transfer Agreement, Company will have good and valid title to, or a valid leasehold or license interest in such properties and assets.

(c)    Schedule 3.11(c) lists the street address of each parcel of Real Property leased by the Seller (or as of Closing, the Company). Seller has delivered or made available to Buyer true, complete and correct copies of leases, subleases and other agreements in nature of a lease or right of occupancy of real property to which the Seller (or as of Closing, the Company) is a party (the “Leases”). All the Leases are in full force and effect. Seller and, to Seller’s Knowledge, the other parties to any such Lease are not in material default thereunder and there are no matters that, with the notice or passage of time, would be material defaults thereunder. All rental and other amounts due and payable by the Seller (or as of Closing, to Seller’s Knowledge, the Company) under any Lease have been paid in full.

3.12    Intellectual Property.

(a)    Schedule 3.12(a) lists all (i) Company IP Registrations and (ii) software, trademarks, and trade secrets, that are not registered but that are part of the Company Intellectual Property and that are material to the Business as currently conducted (excluding commercially available off the shelf software licensed to Seller on a non-exclusive basis). All required filings and fees related to the Company IP Registrations have been timely filed with and paid to the relevant Governmental Authorities and authorized registrars, and all Company IP Registrations are otherwise in good standing, and are subsisting and enforceable, and the Company IP Registrations (excluding the [***] IP) were validly applied for, and the Company IP Registrations (excluding the [***] IP) which have been issued are valid in Canada, the United States and Europe, and to the Seller’s Knowledge the Company IP Registrations (excluding the [***] IP) which have been issued are valid in the rest of the world.

(b)    Seller, and as of Closing upon transfer of the same to the Company under the Asset Transfer Agreement, the Company, owns or otherwise has the right to use, pursuant to a valid license, all Intellectual Property used in the Business in Canada, the United States and Europe, free and clear of Encumbrances, other than Permitted Encumbrances, as such Business is conducted on or before the Closing Date. To Seller’s Knowledge, Seller, and as of Closing, the Company, owns or otherwise has the right to use, pursuant to a valid license, all Intellectual Property used in the Business in the rest of the world, as such Business is conducted on or before the Closing Date, free and clear of Encumbrances, other than Permitted Encumbrances. Seller is the sole and exclusive owner (or as disclosed in Schedule 3.12(b), a co-owner) of all right, title and interest in and to the Owned Intellectual Property free and clear of any Encumbrances other than Permitted Encumbrances, including as the owner of record (or as disclosed in Schedule 3.12(b), a co-owner of record) in relation to all Company IP Registrations (except for the [***] IP), and the Seller, and as of the Closing Date the Company, has the right to use the Licensed Intellectual Property for the conduct of the Business as such Business is conducted on or before the Closing Date, pursuant to the relevant Contracts, which Contracts will remain valid and in full force and effect on and immediately after the time of Closing free and clear of Encumbrances other than Permitted Encumbrances.

(c)    Schedule 3.12(c) lists all Company IP Agreements and Contracts relating to Licensed Intellectual Property, other than licenses for commercially available off the shelf software licensed to the Seller on a non-exclusive basis, and Seller has provided Buyer with true and complete copies of all such Contracts, including all modifications, amendments and supplements thereto and waivers thereunder.

(d)    Except where Schedule 3.12(d) specifies that there is co-ownership, Seller is, and as of Closing, the Company will be, the sole and exclusive legal and beneficial owner of all right, title and interest in and to the Owned Intellectual Property, including as the owner of record in relation to all Company IP Registrations (except for the [***] IP). Seller has the valid right to use the Company Intellectual Property for the conduct of Seller’s business or operations in Canada, the United States and Europe, as such Business is conducted as of the Closing Date, in each case, free and clear of Encumbrances other than Permitted Encumbrances, other than as specified in Schedule 3.12(d). To Seller’s Knowledge, Seller has the valid right to use the Company Intellectual Property for the conduct of Seller’s business or operations in the rest of the world, as such Business is conducted as of the Closing Date, in each case, free and clear of Encumbrances other than Permitted Encumbrances, other than as specified in Schedule 3.12(d). Without limiting the generality of the foregoing and, except as set forth in Schedule 3.12(d), Seller, and as of the Closing Date the Company, has entered into binding, written agreements with every current employee of the Seller, and with every current contractor of the Seller, in each case where such individual developed Company Intellectual Property, or made contributions to the Company Intellectual Property, whereby such employees and contractors (i) acknowledge the Seller’s, and as of the Closing Date the Company’s, exclusive ownership of all Owned Intellectual Property and (ii) have waived all non-assignable rights in and to the Owned Intellectual Property, including all moral rights therein, in favor of the Seller, and as of the Closing Date the Company, and its successors and assigns. Seller has provided Buyer with copies of all of such agreements

(e)    Except as set forth in Schedule 3.12(e), Seller, and as of the Closing Date the Company, has taken all commercially reasonable steps to maintain the Company Intellectual Property and to protect and preserve the confidentiality of all trade secrets included in the Company Intellectual Property, including requiring all Persons having access thereto to execute written non-disclosure agreements.

(f)    Except as may be set forth in Schedule 3.12(f), the consummation of the transactions contemplated hereunder will not result in the loss or impairment of or payment of any additional amounts with respect to, nor require the consent of any other Person in respect of, the Seller’s right to own, use or hold for use any Intellectual Property as owned, used or held for use under license in the conduct of the Seller’s business or operations as currently conducted, including all Company Intellectual Property.

(g)    The current and former conduct of the Business in Canada, the United States and Europe, and the current and former products, processes and services of Seller have not infringed,

misappropriated, diluted or otherwise violated, and do not and will not infringe, dilute, misappropriate or otherwise violate the Intellectual Property or other rights of any Person. To Seller’s Knowledge, the conduct of the Business in Canada, the United States and Europe as currently and formerly conducted, and the current and former products, processes and services of the Company, have not infringed, misappropriated, diluted or otherwise violated, and do not and will not infringe, dilute, misappropriate or otherwise violate the Intellectual Property or other rights of any Person. To Seller’s Knowledge, the current and former conduct of the Business in the rest of the world, and the products, processes and services of Seller and to Seller’s Knowledge the Company, have not infringed, misappropriated, diluted or otherwise violated, and do not and will not infringe, dilute, misappropriate or otherwise violate the Intellectual Property or other rights of any Person. To Seller’s Knowledge, no Person has infringed, misappropriated, diluted or otherwise violated, or is currently infringing, misappropriating, diluting or otherwise violating, any Company Intellectual Property.

(h)    Except as set forth on Schedule 3.12(h), there are no Actions (including any oppositions, interferences or re-examinations) settled, pending, or to Seller’s Knowledge threatened (including in the form of offers to obtain a license): (i) alleging any infringement, misappropriation, dilution or violation of the Intellectual Property of any Person by Seller, and as of the Closing Date and to Seller’s Knowledge the Company; (ii) challenging the validity, enforceability, registrability or ownership of any Company Intellectual Property or Seller’s, and as of the Closing Date the Company’s, rights with respect to any Company Intellectual Property; or (iii) by Seller, and as of the Closing Date and to Seller’s Knowledge the Company, or any other Person alleging any infringement, misappropriation, dilution or violation by any Person of the Company Intellectual Property. Seller, and as of the Closing Date and to Seller’s Knowledge the Company, is not subject to any outstanding or prospective Governmental Order (including any motion or petition therefor) that does or would restrict or impair the use of any Company Intellectual Property.

(i)    Except as set forth in Schedule 3.12(i), the Seller has not received any government funding (such as funding through the Industrial Research Assistance Program).

(j)    For the purpose of this Section 3.12, the expression “as such Business is conducted on or before the Closing Date” or “the current and former conduct of the Business” means the business of developing, manufacturing, distributing and selling molecular instruments and associated assays for the detection of infectious disease as conducted by the Seller immediately prior to the Reorganization and by the Company as of the Reorganization. For clarity, the business conducted by the Seller immediately prior to the Reorganization and by the Company as of the Reorganization: (i) is deemed to cover the exercise of the Company Intellectual Property for the field of molecular diagnostic testing based on nucleic acid detection on a centripetal platform; and (ii) is not limited to a territorial limitation unless a specific provision of this Agreement provides such limitation.

3.13    Inventory. All inventory of Seller, and as of the Closing Date the Company to the extent transferred under the Asset Transfer Agreement, whether or not reflected in the Balance Sheet, consists of a quality and quantity usable and salable in the Ordinary Course consistent with past practice, except for obsolete, damaged, defective or slow-moving items that have been written off or written down to fair market value or for which adequate reserves have been established. As of the date hereof, all such inventory is owned by Seller, and as of Closing to the extent transferred under the Asset Transfer Agreement will be owned by the Company, free and clear of all Encumbrances, and no inventory is held on a consignment basis. The quantities of each item of inventory (whether raw materials, work-in-process or finished goods) are reasonable in the present circumstances of Seller or the Company, as applicable.

3.14    Accounts Receivable and Accounts Payable.

(a)    The Accounts Receivable reflected on the Balance Sheet and the accounts receivable arising after the date thereof (i) have arisen from bona fide transactions entered into by Seller, and as of the Closing Date, to the extent transferred under the Asset Transfer Agreement, the Company, involving the sale of goods or the rendering of services in the Ordinary Course consistent with past practice and (ii) constitute only valid, undisputed claims of Seller, and as of the Closing Date, to the extent transferred under the Asset Transfer Agreement, the Company, not subject to claims of set-off or other defenses or counterclaims other than normal cash discounts accrued in the Ordinary Course consistent with past practice. The reserve for bad debts shown on the Balance Sheet or, with respect to accounts receivable arising after the Balance Sheet Date, on the accounting records of Seller, and as of the Closing Date the Company, have been determined in accordance with CASPE, consistently applied, subject to normal year-end adjustments and the absence of disclosures normally made in footnotes.

(b)    The Accounts Payable of Seller, and as of the Closing Date, to the extent transferred under the Asset Transfer Agreement, the Company are properly reflected on the Financial Statements and arose from bona fide transactions with non-Affiliated third parties in the Ordinary Course.

3.15    Customers and Suppliers.

(a)    Schedule 3.15(a) sets forth (i) each customer who has paid aggregate consideration to Seller for goods or services rendered in an amount greater than or equal to $50,000 for each of the two (2) most recent fiscal years (collectively, the “Material Customers”); and (ii) the amount of consideration paid by each Material Customer during such periods. Seller has not received any notice, and to Seller’s Knowledge, none of the Material Customers has ceased or intends to cease after the Closing, to use its goods or services or to otherwise terminate or materially reduce its relationship with the Seller, or the Company after the implementation of the Reorganization.

(b)    Schedule 3.15(b) sets forth (i) each supplier to whom Seller has paid consideration for goods or services rendered in an amount greater than or equal to $100,000 for each of the two (2) most recent fiscal years (collectively, the “Material Suppliers”); and (ii) the amount of purchases from each Material Supplier during such periods. Seller has not received any notice, and to Seller’s Knowledge, none of the Material Suppliers has ceased, or intends to cease, to supply goods or services to Seller or to otherwise terminate or materially reduce its relationship with the Seller, or the Company after the implementation of the Reorganization.

3.16    Insurance. Schedule 3.16 sets forth a true and complete list of all insurance policies maintained by Seller, or with respect to which Seller is a named insured or otherwise the beneficiary of coverage (collectively, the “Insurance Policies”) and true and complete copies of such Insurance Policies have been made available to Buyer. Such Insurance Policies are in full force and effect. There are no claims by Seller, brought under any of the Insurance Policies as to which any insurance company is denying liability.

3.17    Legal Proceedings; Governmental Orders.

(a)    Except as set forth in Schedule 3.17, there are no Actions pending or, to Seller’s Knowledge, threatened (a) against or by Seller or to Seller’s Knowledge the Company arising out of the Business or to Seller’s Knowledge affecting the Real Property or affecting any of its Intellectual Property, Permits, Material Contracts, or Current Assets; or (b) against or by Seller or to Seller’s Knowledge the Company that challenges or seeks to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement. To Seller’s Knowledge, no event has occurred or circumstances exist that may give rise to, any such Action.

(b)    There are no outstanding Governmental Orders and no unsatisfied judgments, penalties or awards against or affecting the Seller or any of its properties or assets.

3.18    Compliance with Laws; Permits.

(a)    Seller has complied since January 1, 2014, and is now complying, in each case in all material respects, with all Laws and Permits (provided that for the purposes of the certificate in Section 2.04(b)(iv), the term Permit, as used in this Section 3.18, shall include only those Permits that would have been effectively transferred to the Company as of the Closing Date) applicable to it or the Business.

(b)    The studies, tests and nonclinical, preclinical, safety, and clinical studies and testing, if any, conducted by Seller relating to any product of Seller, and, if still pending, are being conducted, in all material respects, in accordance with standard and accepted medical and professional scientific research procedures and all applicable Laws; the descriptions of the results of such studies, tests and trials provided to Buyer are accurate in all material respects; Seller has not received any written notices or correspondence from any applicable Governmental Authority requiring the termination, suspension, material modification or clinical hold of any such studies, tests or trials conducted by or on behalf of Seller.

(c)    All material Permits required for Seller to conduct its business have been obtained by it and are valid and in full force and effect, and all renewal applications for such Permits have been timely submitted. Schedule 3.18(c) lists all current material Permits issued to Seller, including the names of the Permits and their respective dates of issuance and expiration. To Seller’s Knowledge, no event has occurred that, with or without notice or lapse of time or both, would reasonably be expected to result in the revocation, suspension, lapse or limitation of any Permit set forth in Schedule 3.18(c) of the Disclosure Schedules, except where the failure to be so registered will not, individually or in the aggregate, result in a Material Adverse Effect. Except for the fees and charges relating to the registrations pursuant to Section 5.09(a), all fees and charges due and payable with respect to such Permits have been paid in full.

(d)    None of the representations and warranties in this Section 3.18 shall be deemed to relate to Environmental matters (which are governed by Section 3.19), to Tax matters (which are governed by Section 3.21(c)), to employment matters (which are governed by Section 3.21), to

Employee Benefits matters (which are governed by Section 3.20), to Intellectual Property matters (which are governed by Section 3.12), to Healthcare Regulatory matters (which are governed by Section 3.22) and to Privacy matters (which are governed by Section 3.28).

3.19    Environmental Matters.

(a)    The Seller has, and is now complying, in all material respects, with all applicable Environmental Laws and Seller has not received from any Person any (i) Environmental Notice which, either remains pending or unresolved, or is the source of ongoing obligations or requirements as of the Closing Date.

(b)    There are no pending or, to Seller’s Knowledge, threatened Environmental Claims against or with respect to Seller, as of Closing Date and to Seller’s Knowledge the Company, and, except as set forth on Schedule 3.19(b), the Seller has not received any Environmental Notice or, to Seller’s Knowledge, has been threatened with any action from any Person alleging any liability under Environmental Laws relating to Seller or any violation of any Environmental Law by Seller which would reasonably be expected to result in an Environmental Claim against, or a violation of Environmental Laws or term of any Environmental Permit by Seller.

(c)    The Seller, and as of Closing Date the Company, has obtained and is in material compliance with all Environmental Permits (each of which is disclosed in Schedule 3.19(c)) necessary for the ownership, lease, operation or use of the business or assets of Seller. Subject to Buyer fulfilling its collaboration undertakings hereunder, as of Closing, the Company shall hold each Environmental Permit.

(d)    There has been no Release of Hazardous Materials in contravention of Environmental Laws with respect to the Business or to Seller’s Knowledge any Real Property currently or formerly operated or leased by Seller, and as of Closing Date and to Seller’s Knowledge the Company.

(e)    To Seller’s Knowledge, none of the Real Property currently operated or leased contains, any of the following: (i) underground storage tanks used for storage of Hazardous Materials; (ii) a dump, landfill or any unit for the disposal of wastes regulated under Environmental Laws; (iii) PCBs; (iv) mold that poses a threat to human health; or (v) asbestos-containing materials.

(f)    Except as set forth in Schedule 3.19(f), Seller, and as of Closing Date and to Seller’s Knowledge the Company, is not subject to any order, decree, injunction or other directive of any Governmental Authority relating to an Environmental Claim and Seller, and as of Closing Date and to Seller’s Knowledge the Company, is not subject to any agreement that requires it to pay to, reimburse, guarantee, pledge, defend, indemnify or hold harmless any Person for or against any Environmental Claim or Liability pursuant to Environmental Laws.

(g)    Seller has previously made available to Buyer in the Data Room any and all environmental reports, studies, audits, records, sampling data, site assessments and other similar documents and material documents pertaining to environmental matters with respect to the business or assets of Seller or any currently or formerly operated or leased Real Property which are in the possession or control of Seller.

3.20    Employee Benefit Matters.

(a)    Schedule 3.20(a) contains a list of each benefit, retirement, employment, compensation, incentive, bonus, stock option, restricted stock, stock appreciation right, phantom equity, change in control, severance, vacation, paid time off, welfare and fringe-benefit agreement, plan, policy and program, in effect and covering one or more employees, former employees of Seller, current or former directors of Seller or the beneficiaries or dependents of any such employees or directors, that is maintained, sponsored, contributed to, or required to be contributed to by Seller, and as of Closing Date by the Company with respect to the employees listed in Schedule 3.21(a), or under which Seller, and as of Closing Date the Company with respect to the employees listed in Schedule 3.21(a), has any material liability for premiums or benefits (as listed on Schedule 3.20(a), each, a “Benefit Plan”), other than government sponsored statutory plans.

(b)    Each Benefit Plan and related trust complies with all applicable Laws in all material respects. Each Benefit Plan that is intended to be registered under the Tax Act is registered with the Canada Revenue Agency (the “CRA”) and the trust related thereto are exempt from Canadian income Tax pursuant to paragraph 149(1)(r) of the Tax Act, and, to Seller’s Knowledge, nothing has occurred that could reasonably be expected to cause the revocation of such registration with the CRA. All benefits, contributions and premiums required by and due under the terms of each Benefit Plan or applicable Laws have been timely paid in accordance with the terms of such Benefit Plan.

(c)    No Benefit Plan that provides benefits to employees residing or employed in Canada is a pension plan subject to pension legislation. Except as disclosed in Schedule 3.20(c), no Benefit Plan provides post-employment or post-retirement benefits.

(d)    Seller has made available to Buyer a true, correct and complete copy of each Benefit Plan, including: (i) each writing constituting a part of such Benefit Plan, including all amendments thereto; (ii) the current summary plan description and any material modifications thereto, if any; and (iii) the most recent registration letter from the CRA, if any.

3.21    Employment Matters.

(a)    Schedule 3.21(a) contains a list of all persons who are, in Canada, employees of Seller, and as of Closing Date and to Seller’s Knowledge of the Company (identified by employee number and position and not by name) or independent contractors or consultants of Seller, and as of Closing Date and to Seller’s Knowledge of the Company including any employee who is on a leave of absence of any nature, paid or unpaid, authorized or unauthorized, and sets forth for each such individual the following: (i) employee number; (ii) title or position (including whether full or part time); (iii) hire date; (iv) current annual base compensation rate; (v) commission, bonus or other incentive-based compensation; (vi) a description of the fringe benefits provided to each such individual as of the date hereof; and (vii) location of employment. As of the date hereof, and other than amounts accrued between payroll dates in the Ordinary Course and amounts that are not yet payable to employees or independent contractors or consultants (such as commissions and bonuses), estimates of which are set forth on Schedule 3.21(a), all compensation, including wages, commissions and bonuses, payable to all employees, independent contractors or consultants of Seller as of the date hereof, and of the Company as of Closing Date regarding such employees, for services performed on or prior to the date hereof have been paid in full and there are no outstanding agreements, understandings or commitments of Seller with respect to any compensation, commissions or bonuses.

(b)    Seller, and as of Closing Date and to Seller’s Knowledge the Company, is not, and has not been for the past five (5) years, a party to, bound by, or negotiating any collective bargaining agreement or other Contract with a union or labor organization (collectively, “Union”), and there is not, and has not been for the past five (5) years, any Union representing or purporting to represent any employee of Seller, and as of Closing Date and to Seller’s Knowledge the Company, and, to Seller’s Knowledge, no Union or group of employees is seeking or within the past five (5) years has sought to organize employees for the purpose of collective bargaining. Within the past five (5) years, there has not been, nor has there been any threat of, any strike, slowdown, work stoppage, lockout, concerted refusal to work overtime or other similar labor disruption or dispute affecting Seller or any of its employees. Seller, and as of Closing Date and to Seller’s Knowledge the Company, has no duty to bargain with any Union.

(c)    Seller, and as of Closing Date and to Seller’s Knowledge the Company, is, and within the past three (3) years has been, in compliance in all material respects with all applicable Laws pertaining to employment and employment practices, including all Laws relating to labor relations, labor standards, fair employment practices, employment discrimination, pay equity, French language, harassment, reasonable accommodation, termination of employees, immigration, privacy, health and safety, workers’ compensation and unemployment insurance. Each independent contractor has been properly classified by Seller, and as of Closing Date by the Company with respect to such independent contractors, as an independent contractor and Seller has not received, nor are there any pending or threatened notices from any Person disputing such classification. There are no Actions against Seller pending, or to the Seller’s Knowledge, threatened to be brought or filed, by or with any Governmental Authority or arbitrator in connection with the employment of any current or former applicant, employee, consultant, intern or independent contractor of Seller, including, without limitation, any claim relating to unfair labor practices, employment discrimination, harassment, retaliation, equal pay, wage and hours, prohibited practice, unjustified dismissal, or any other employment-related matter arising under applicable Laws.

3.22    Healthcare Regulatory and Related Matters.

(a)    Seller is and has been, in compliance in all material respects with (i) all Laws (including all rules, regulations and policies) of Health Canada, CMS, FDA, OIG, Drug Enforcement Administration (“DEA”) and other Healthcare Regulatory Authorities, including by way of example only, the Food, Drug, and Cosmetic Act, the Food and Drug Act (Canada), the Public Health Service Act, the Health Insurance Portability and Accountability Act of 1996, the Health Information Technology for Economic and Clinical Health (HITECH) Act, the Federal Health Care Program Anti-Kickback Act (Social Security Act § 1128B(b)), the Anti-Inducement Act (Social Security Act § 1128A(a)(5)), the Ethics in Patient Referrals Act of 1989, as amended (Social Security Act § 1877), the other provisions of the Social Security Act and all implementing regulations, and (ii) all Healthcare Regulatory Authorizations, including all requirements of Health Canada, CMS, FDA, DEA and all other Healthcare Regulatory Authorities, that are applicable to Seller, or by which any property, product (if any), service or other asset of the Seller is bound or affected. Schedule 3.22(a) sets out all Healthcare Regulatory Authorizations issued to the Seller and all applications for Healthcare Regulatory Authorizations made by the Seller that are pending on the date of this Agreement. The Revogene assays, instruments related to the Business have been exclusively marketed and sold by Seller in Canada, the United States Australia and Europe. The Seller has and maintains all Healthcare Regulatory Authorizations necessary to conduct its business and each such Healthcare Regulatory Authorization is valid, subsisting and in good standing.

(b)    Seller has not received any notification of any pending or, to Seller’s Knowledge, threatened, revocation of any state, provincial or federal license or permit, suspension or exclusion from any federal health care program, imposition of civil money penalties, or other claim, suit, proceeding, hearing, enforcement, audit, investigation, or action initiated by any Healthcare Regulatory Authority.

(c)    Seller has held and maintained in full force and effect all material Healthcare Regulatory Authorizations required for the conduct of its business, and, subject to any regulatory condition imposed by Law or by a Healthcare Regulatory Authority, as described on Schedule 3.22(c), all such Healthcare Regulatory Authorizations are in full force and effect. Except as set forth in Schedule 3.22(c), no event has occurred which allows, or after notice or lapse of time would allow, revocation or termination thereof or results in any other impairment of the material rights of the holder of any such Healthcare Regulatory Authorization.

(d)    No applications or notifications made or other materials submitted by Seller to any Healthcare Regulatory Authority contained an untrue statement of material fact, or omitted to state a material fact required to be stated therein or necessary in order to make the statements contained therein, in light of the circumstances under which they were made, not misleading on a material matter.

(e)    Seller does not manufacture, distribute, import, or sell any medical device or drug that is required to be, but which has not been, approved, cleared or waived by the FDA, Health Canada or any other Healthcare Regulatory Authority.

(f)    Seller has not received any material written information since January 1, 2012 from any Healthcare Regulatory Authority with jurisdiction over the marketing, importation, distribution, sale, use, handling and control, safety, efficacy, reliability or manufacturing or provision of products offered or to be offered by Seller, if any, which would reasonably be expected to lead to the revocation, withdrawal, suspension, termination, or denial of any Healthcare Regulatory Authorization or any application for a Healthcare Regulatory Authorization, including any marketing approval, before such Healthcare Regulatory Authority. As of the date hereof, there are no facts or circumstances relating to the Seller and as of the Closing Date and to Seller’s Knowledge, the Company, or their operations, facilities, services or products, or Health Regulatory Authorizations, that would reasonably be expected to result in (i) the recall, market withdrawal or replacement of any product sold by the Seller, or to Seller’s Knowledge, the Company (ii) a change in the marketing classification or a material change in the labelling of any products sold by the Seller. The Seller has not voluntarily or involuntarily initiated, conducted or issued, or caused to be initiated, conducted or issued, nor is there currently under consideration by Seller or, to Seller’s Knowledge, any Healthcare Regulatory Authority, any recall, market withdrawal or replacement, field alerts, field corrections, safety alert, warning or other notice of action related to an alleged misbranding, adulteration, lack of safety, efficacy or regulatory compliance of any of the Seller’s products or any other form of product retrieval from the marketplace in respect of any such products or any revocation or suspension of a Healthcare Regulatory Authorization with respect to such products.

(g)    Seller has made available to Buyer all material reports, documents, claims, notices, filings, minutes, transcripts, recordings and other material correspondence between the Seller, on the one hand, and any Healthcare Regulatory Authority, on the other hand.

(h)    All material reports, documents, claims, applicable registration files and dossiers, notices and similar filings required to be filed, maintained, or furnished to any Healthcare Regulatory Authority by Seller, including all adverse event reports and mandatory problem reports, have been filed, maintained or furnished in compliance with all applicable Laws and, were complete and correct in all material respects on the date filed (or were corrected in or supplemented by a subsequent filing).

(i)    All clinical testing conducted by or on behalf of Seller is being and has been conducted in accordance with the Clinical Laboratory Improvement Amendments of 1988, 42 U.S.C. § 263a et seq and/or, as applicable, any applicable Canadian or foreign equivalents, the Food and Drugs Act (Canada), good clinical practices, all rules, policies, and guidelines administered by the competent Healthcare Regulatory Authority, and all applicable industry standards.

(j)    Seller has not received any Form FDA 483, notice of adverse finding, warning letters, untitled letters or other notices alleging a lack of safety or efficacy from any Healthcare Regulatory Authority, and (ii) there is no action or proceeding pending or, to Seller’s Knowledge, threatened by any such Healthcare Regulatory Authority, contesting the approval of, the uses of, or the labeling (if any) or promotion of, or otherwise alleging any violation of Law with respect to, a product if any, manufactured, distributed or marketed by or on behalf of Seller.

(k)    Seller is not the subject of any pending or, to the Seller’s Knowledge, threatened investigation regarding Seller, any Seller services or any Seller products, if any, by the FDA pursuant to its “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities” Final Policy set forth in 56 Fed. Reg. 46191 (Sept. 10, 1991) (commonly known as the Application Integrity Policy) and any amendments thereto, or otherwise. Neither Seller, nor, to Seller’s Knowledge, any officer, employee, agent or distributor of Seller, has been convicted of any crime or engaged in any conduct for which such Person could be excluded from participating in the federal health care programs under Section 1128 of the Social Security Act or any similar Law or could be executed. As of the date hereof, no claims, actions, proceedings or investigations that would reasonably be expected to result in a material debarment or exclusion of Seller is pending or, to Seller’s Knowledge, threatened, against Seller or, to Seller’s Knowledge, any of its directors, officers, employees or agents.

(l)    Seller has not taken or agreed to take any action or has any Seller’s Knowledge of any fact or circumstance that Seller believes is reasonably likely to materially impede or delay receipt of any consent of any Governmental Authority necessary to consummate the Reorganization or the other transactions contemplated by this Agreement.

(m)    Neither Seller nor any of its laboratories has received any Civil Investigative Demand or subpoena from the Department of Justice or any OIG subpoena or demand, nor does the does the Seller have reason to suspect that it has been named as a defendant in a False Claims Act case, whether sealed or unsealed.

3.23    Certain Business Practices.

(a)    Seller has not and, to Seller’s Knowledge, no agent, employee or other person with or acting on behalf of Seller has, directly or indirectly:

(i)    made any unlawful contributions, gifts, entertainment or other unlawful expenditures relating to political activity and related in any way to Seller’s business;

(ii)    made or offered any payment or transfer of anything of value to any foreign or domestic government official or employee, foreign or domestic political party or campaign, official or employee of any public international organization, or official or employee of any government-owned enterprise or institution (including any government hospitals or academic institutions) to obtain or retain business improperly or secure an improper advantage;

(iii)    violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, Corruption of Foreign Public Officials Act (Canada) or any other applicable statute or regulation that prohibits bribery or similar payments or transfers with corrupt intent;

(iv)    established or maintained any unlawful fund of corporate monies or other properties; or,

(v)    solicited, made, proposed to make, or receive any unlawful bribe, influence payment, kickback, unlawful rebate, or other similar unlawful payment or unlawful inducement of any nature, including to healthcare providers or those employed by any governmental institutions.

(b)    Seller has not unlawfully:

(i)    offered, paid, solicited or received anything of value paid directly or indirectly, overtly or covertly, in cash or in kind (excluding fair market value payments for equipment, services or supplies) to or from any physician, family member of a physician, or an entity in which a physician or physician family member has an ownership or investment interest, including, but not limited to:

(ii)    payments for the use of premises leased to or from a physician, a family member of a physician or an entity in which a physician or family member has an ownership or investment interest; or

(iii)    payments for the acquisition or lease of equipment, goods or supplies from a physician, a family member of a physician or an entity in which a physician or family member has an ownership or investment interest.

(iv)    entered into any joint venture, partnership, co-ownership or other arrangement involving any ownership or investment interest by any physician, or family member of a physician, or an entity in which a physician or physician family member has an ownership or investment interest directly or indirectly, through equity, debt, or other means, including, but not limited to, an interest in an entity providing goods or services to Seller; or entered into any joint venture, partnership, co-ownership or other arrangement involving any ownership or investment interest by any person or entity including, but not limited to, a hospital, pharmacy, laboratory, review board, regulatory body, drug or equipment supplier, distributor or manufacturer, that is or was in a position to make or influence referrals, furnish items or services to, or otherwise general business for Seller.

3.24    Related Party Transactions. Except (i) as set forth on Schedule 3.24, (ii) employment agreements, services agreements or consulting agreements with any employee, officer, independent contractors or consultant of Seller, (iii) amounts payable in reimbursement of expenses each incurred in the Ordinary Course consistent with past practices, and (iv) any Benefit Plan, no executive officer or director of Seller and no person owning five percent (5%) or more of shares in the capital of Seller (or any of such person’s immediate family members or Affiliates or associates) is a party to any Contract with or binding upon Seller or any of its assets, rights or properties or has any interest in any property owned by Seller or has engaged in any transaction with any of the foregoing within the last twenty-four (24) months.

3.25    Reorganization.

(a)    Subject to the obligations of the Buyer set forth in Section 5.08 and provided the Seller obtains the material consents and assignment set forth in Schedule 2.04(b)(iii), the Company, following consummation of the Reorganization as provided in the Reorganization Closing Agenda, shall be capitalized with such assets pursuant to the Asset Transfer Agreement to ensure that the Company is able to conduct the Business in substantially the same manner as conducted by Seller immediately prior to the Reorganization.

(b)    The Real Property, the Company Intellectual Property, the Equipment and other Purchased Assets constitute all of the assets that are necessary to permit Buyer to operate the Business immediately after the Closing Date in substantially the same manner as such operations have been conducted by Seller prior to the date of the Reorganization.

3.26    Warranties; Product Liability. Seller has not made any oral or written warranties, guarantees or indemnities with respect to the quality or absence of defects of the products which it has manufactured, redesigned, sold, distributed, marketed, delivered or otherwise provided or the services which it has performed, in each case, which are in force as of the date hereof, except for those warranties, guarantees and indemnities which are described in Schedule 3.26 and other than legal or statutory guarantees. Except as set forth in Schedule 3.26, there are no claims pending, or to Seller’s Knowledge, threatened, with respect to the quality of or defects relating to Seller’s products and services.

3.27    Investment Canada Act and Competition Act.

(a)    Seller, and as of the Closing Date and to Seller’s Knowledge, the Company, does not provide any of the services, or engage in any of the activities of a “cultural business” within the meaning of the Investment Canada Act.

(b)    For the purposes of Section 110(3) of the Competition Act, each of (i) the total value of the Seller’s assets in Canada and as of the Closing Date, to Seller’s Knowledge, the Company’s assets, plus the assets in Canada that are owned by corporations that are controlled by the Seller and as of the Closing Date, to the Seller’s Knowledge, the Company, and (ii) the gross revenues from sales in or from Canada generated from the assets referred to in paragraph (i) above; measured in accordance with the Competition Act, are less than $96 million.

3.28    Privacy. Except as set forth in Schedule 3.28, Seller is and has always been conducting its business in compliance with all applicable Laws governing privacy and the protection of personal information, including the Personal Information Protection and Electronic Documents Act and the Act respecting the protection of personal information in the private sector (Quebec) other than acts of non-compliance which individually or in the aggregate are not material. Schedule 3.28 contains a complete and accurate list of Seller’s written privacy policy governing its collection, use and disclosure of personal information. Seller is in compliance in all material respects with such policy.

3.29    Brokers. Except as set forth on Schedule 3.29, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or any Transaction Document based upon arrangements made by or on behalf of the Seller.

3.30    Non-Resident. Seller is not a non-resident of Canada for purposes of the Tax Act.

3.31    Full Disclosure. This Agreement does not contain any untrue statement of a material fact by Seller or omit to state a material fact necessary to make the statements made herein by Seller not misleading.

Article IV

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Seller that the statements contained in this Article IV are true and correct as of the date hereof and as of the Closing, and acknowledges and agrees that Seller is relying upon such representations and warranties in connection with the sale by Seller of the Purchased Shares notwithstanding any investigation by or on behalf of Seller.

4.01    Organization and Authority of Buyer.

(a)     Buyer is a corporation duly organized, validly existing and in good standing under the Laws of British Columbia, Buyer has full corporate power and authority to enter into this Agreement and the other Transaction Documents to which Buyer is a party, to carry out its obligations hereunder and thereunder and to consummate the Contemplated Transactions. The execution and delivery by Buyer of this Agreement and any other Transaction Document to which Buyer is a party, the performance by Buyer of its obligations hereunder and thereunder and the consummation by Buyer of the Contemplated Transactions have been duly authorized by all requisite corporate action on the part of Buyer. This Agreement has been duly executed and delivered by Buyer, and (assuming due authorization, execution and delivery by Seller) this Agreement constitutes a legal, valid and binding obligation of Buyer enforceable against Buyer in accordance with its terms, subject to bankruptcy, insolvency and other similar Laws affecting creditors’ rights generally. When each other Transaction Document to which Buyer is or will be a party has been duly executed and delivered by Buyer (assuming due authorization, execution and delivery by each other party thereto), such Transaction Document will constitute a legal and binding obligation of Buyer enforceable against it in accordance with its terms, subject to bankruptcy, insolvency and other similar Laws affecting creditors’ rights generally.

(b)    As of Closing, the Company is a corporation duly organized, validly existing and in good standing under the Laws of British Columbia and has full corporate power and authority to own, operate or lease the properties and assets owned, operated or leased by it.

(c)    The sole shareholders of the Company are listed in Schedule 4.01.

(d)    Company has full corporate power and authority to enter into and perform its obligations under the Transaction Documents and Reorganization Documents to which it is a party and to consummate the transactions contemplated thereby. The execution, delivery and performance by Company of any Transaction Document or Reorganization Document to which it is a party and the consummation by Company of the transactions contemplated thereby have been duly authorized by all requisite corporate action on the part of Company and no other corporate proceedings on the part of Company are necessary to authorize the execution, delivery and performance of such Transaction Documents or Reorganization Documents or to consummate the Contemplated Transactions or the Reorganization and the other transactions contemplated thereby. Assuming due authorization, execution and delivery by each other party hereto, the Transaction Documents and Reorganization Documents to which Company is a party constitutes a legal, valid and binding obligation of Company enforceable against Company in accordance with its terms, subject to bankruptcy, insolvency and other similar Laws affecting creditors’ rights generally.

4.02    No Conflicts; Consents. The execution, delivery and performance by Buyer of this Agreement and the other Transaction Documents and Reorganization Documents to which it is a party, and the consummation of the Contemplated Transactions and of the Reorganization, do not and will not: (a) conflict with or result in a violation or breach of, or default under, any provision of the certificate of incorporation, bylaws or other organizational documents of Buyer; (b) conflict with or result in a violation or breach of any provision of any Law or Governmental Order applicable to Buyer; or (c) require the consent, notice or other action by any Person under any Contract to which Buyer is a party. No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to Buyer in connection with the execution and delivery of this Agreement and the other Transaction

Documents and the consummation of the Contemplated Transactions, other than a Notice of Investment under the Investment Canada Act to be filed by Buyer within thirty (30) days of the Closing Date.

4.03    Investment Purpose. Buyer is acquiring the Purchased Shares solely for its own account for investment purposes and not with a view to, or for offer or sale in connection with, any distribution thereof. Buyer acknowledges that the Purchased Shares are not registered under the Securities Act, or any state or provincial securities laws, and that the Purchased Shares may not be transferred or sold except pursuant to the registration provisions of the Securities Act or provincial securities laws or pursuant to an applicable exemption therefrom and subject to state securities laws and regulations, as applicable. Buyer is able to bear the economic risk of holding the Purchased Shares for an indefinite period (including total loss of its investment), and has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risk of its investment.

4.04    Capitalization of the Company.

(a)    As of Closing, the Purchased Shares (i) will have been duly authorized, (ii) validly issued, fully paid and non-assessable and (iii) owned of record by Seller.

(b)    As of Closing, all of the Purchased Shares are issued in compliance with all applicable Laws, and none of the Purchased Shares are issued, in violation of any agreement, arrangement or commitment to which the Company is a party or is subject to or in violation of any preemptive or similar rights of any Person.

(c)    As of Closing, there is no outstanding or authorized options, warrants, convertible securities, calls, commitments, rights of exchange, subscriptions, claims of any character, agreements, obligations, convertible or exchangeable securities or other rights, agreements, arrangements or commitments, contingent or otherwise, of any character relating to the capital stock of the Company or obligating the Company to issue or sell any shares of capital stock of, or any other interest in, the Company.

(d)    As of Closing (i) the Company has no outstanding or authorized any stock appreciation, phantom stock, profit participation or similar rights, (ii) has no voting trusts, shareholder agreements, proxies or other agreements or understandings in effect with respect to the voting or transfer of any of the Purchased Shares, (iii) has no outstanding Contracts of the Company, Seller or any other Person to purchase, redeem or otherwise acquire any outstanding shares in the capital of the Company, or securities or obligations of any kind convertible into any shares in the capital of the Company, and (iv) there are no dividends which have accrued or been declared but remain unpaid on the shares in the capital of the Company.

(e)    As of Closing, the Company is a “private issuer” within the meaning of National Instrument 45-106 – Prospectus Exemptions.

4.05    Accredited Investor Status. Buyer is an “accredited investor” within the meaning of National Instrument 45-106 – Prospectus Exemptions.

4.06    Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Contemplated Transactions based upon arrangements made by or on behalf of Buyer or Company.

4.07    Legal Proceedings. There are no Actions pending or, to Buyer’s knowledge, threatened against or by Buyer or any Affiliate of Buyer that challenge or seek to prevent, enjoin or otherwise delay the Contemplated Transactions. No event has occurred or circumstances exist that may give rise to, or serve as a basis for, any such Action.

Article V

COVENANTS

5.01    Conduct of the Business Prior to the Closing. From the date hereof until the Closing, except for the Reorganization, or as otherwise provided in this Agreement or consented to in writing by Buyer (which consent shall not be unreasonably withheld or delayed), Seller shall (x) conduct the Business in the Ordinary Course consistent with past practice; and (y) use commercially reasonable efforts to maintain and preserve intact its current Business organization, operations and franchise and to preserve the rights, franchises, goodwill and relationships of its employees, customers, lenders, suppliers, regulators and others having relationships with the Business. Without limiting the foregoing, from the date hereof until the Closing Date, Seller shall:

(a)    preserve and maintain all Permits and Healthcare Regulatory Authorizations required for the conduct of the Business as currently conducted;

(b)    pay the debts, Taxes and other obligations of the Business when due;

(c)    continue to collect Accounts Receivable in a manner consistent with past practice;

(d)    continue in full force and effect without modification all Insurance Policies, except as required by applicable Law; and

(e)    use commercially reasonable efforts to defend and protect the properties and assets included in the Purchased Assets from infringement or usurpation and maintain the same in the same condition as they were on the date of this Agreement, subject to reasonable wear and tear; and

(f)    not take or permit any action that would cause any of the changes, events or conditions described in Section 3.07 to occur without Buyer’s prior written consent which shall not be unreasonably withheld, and provided that such consent shall be deemed given if Buyer fails to respond to such request within five (5) Business Days following written request for consent from Seller.

5.02    Access to Information. From the date hereof until the Closing, Seller shall (a) afford Buyer and its Representatives, during regular business hours, full and free access to and the right to inspect all of the Real Property, properties, assets, premises, books and records, Contracts and other documents and data related to the Business; (b) furnish Buyer and its Representatives with such financial, operating and other data and information related to the Business as Buyer or any of its Representatives may reasonably request; and (c) instruct the Representatives of Seller to cooperate with Buyer in its investigation of the Business. Without limiting the foregoing, Seller shall permit Buyer and its Representatives to conduct environmental due diligence of the Real Property to the extent not prohibited by the lease for the Real Property. Any investigation pursuant to this Section 5.02 shall be conducted in such manner as not to interfere unreasonably with the conduct of the Business or any other businesses of Seller. Seller shall provide a draft of the Reorganization Documents to the Buyer prior to the consummation of the Reorganization for its review and approval, such approval not to be unreasonably withheld.

5.03    No Solicitation of Other Bids.

(a)    Neither Seller nor the Shareholders shall, and neither shall authorize or permit any of their Affiliates or any of its or their Representatives to, directly or indirectly, (i) encourage, solicit, initiate, facilitate or continue inquiries regarding an Acquisition Proposal; (ii) enter into discussions or negotiations with, or provide any information to, any Person concerning a possible Acquisition Proposal; or (iii) enter into any agreements or other instruments (whether or not binding) regarding an Acquisition Proposal. Seller and each Shareholder shall immediately cease and cause to be terminated, and shall cause its Affiliates and all of its and their Representatives to immediately cease and cause to be terminated, all existing discussions or negotiations with any Persons conducted heretofore with respect to, or that could lead to, an Acquisition Proposal.

(b)    In addition to the other obligations under this Section 5.03, Seller and each Shareholder shall promptly (and in any event within two (2) Business Days after receipt thereof by Seller, a Shareholder or their Representatives) advise Buyer orally and in writing of any Acquisition Proposal, any request for information with respect to any Acquisition Proposal, or any inquiry with respect to or which could reasonably be expected to result in an Acquisition Proposal, the material terms and conditions of such request, Acquisition Proposal or inquiry, and the identity of the Person making the same.

(c)    Seller and each Shareholder agrees that the rights and remedies for noncompliance with this Section 5.03, shall include having such provision specifically enforced by any court having equity jurisdiction, it being acknowledged and agreed that any such breach or threatened breach shall cause irreparable injury to Buyer and that money damages would not provide an adequate remedy to Buyer.

5.04    Notice of Certain Events.

(a)    From the date hereof until the Closing, Seller shall promptly notify Buyer in writing of:

(i)    any fact, circumstance, event or action the existence, occurrence or taking of which (A) has had, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (B) has resulted in, or could reasonably be expected to result in, any representation or warranty made by Seller hereunder not being true and correct or (C) has resulted in, or could reasonably be expected to result in, the failure of any of the conditions set forth in Section 6.02 to be satisfied;

(ii)    any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;

(iii)    any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement; and

(iv)    any Actions commenced or, to Seller’s Knowledge, threatened against, relating to or involving or otherwise affecting the Business, the Purchased Assets or the Assumed Liabilities that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 3.17 or that relates to the consummation of the transactions contemplated by this Agreement

(with any of the event in Sections 5.04(a)(i) through 5.04(a)(iv) being a “Subsequent Event”). Any fact, circumstance, event or action existing, occurring or taking place prior to the date of this Agreement shall not constitute a Subsequent Event, even if knowledge thereof only occurs after the date of this Agreement.

(b)    In the event of a Subsequent Event, the Seller will deliver a written notice to the Buyer that: (i) identifies the Subsequent Event and describes it; (ii) and contains an express affirmative statement by the Seller that the Buyer will have the right to terminate this Agreement pursuant to Section 9.01(b) as a result of a failure of a condition to the Closing set forth in Section 6.02. The Buyer will have ten (10) days from receipt of such written notice to elect, in its sole discretion, whether or not to terminate this Agreement pursuant to Section 9.01(b). In the event that the Buyer does not elect to terminate this Agreement pursuant to Section 9.01(b) and this Section 5.04(b) or fails to respond to the Seller’s written notice during such ten (10) day period (any such election or failure by the Buyer, an “Election Not to Terminate”), the Subsequent Event described in the written notice will not be taken into account in determining whether or not the conditions set forth in Section 6.02 have been satisfied.

(c)    Notwithstanding anything in this Agreement to the contrary, in the event of an Election Not to Terminate, following the Closing, the Seller will not have any liability under Article VII of this Agreement to any Buyer Indemnitee in respect of any Losses that, but only to the extent that such Losses, directly resulted from the Subsequent Event described in the written notification delivered to the Buyer pursuant to Section 5.04(b).

5.05    Maintenance and Access to Books and Records.

(a)    Buyer agrees that it will retain all books and records (or copies thereof of) relating to the Business and the Purchased Assets delivered to it by the Seller and relating to any period ending on or prior to the Closing Date for a period of seven (7) years following the date of such information or if not reasonably apparent, seven (7) years from the Closing Date. So long as such books and records are retained by the Buyer, the Seller or its authorized Representatives shall have reasonable access thereto, at reasonable times and upon reasonable advance written notice, and to the extent reasonably required for the preparation of financial statements or Tax returns or the defense of litigation), provided that any such access rights shall be at Seller’s expense and exercised in such manner as not to interfere with the conduct of the business of the Company, Buyer or any of their Affiliates.

(b)    Seller agrees that it will retain all books and records relating to the Business and the Purchased Assets, to the extent such books and records do not constitute Purchased Assets, and relating to any period ending on or prior to the Closing Date for a period of seven (7) years following the date of such information or if not reasonably apparent, seven (7) years from the Closing. So long as such books and records are retained by the Seller, Buyer or its authorized Representatives shall have reasonable access thereto, at reasonable times and upon reasonable advance written notice, and to the extent reasonably required for the preparation of financial statements or Tax returns, or defense of litigation) provided that any such access rights shall be at Buyer’s expense and exercised in such manner as not to interfere with the conduct of the business of Seller or any of its Affiliates.

5.06    Public Announcements. No party hereto shall issue any press release or otherwise make public statements or filings with respect to this Agreement or the Closing Documents, or the transactions contemplated herein or therein, without the consent of the other party which consent shall not be unreasonably withheld, delayed or conditioned. Notwithstanding the foregoing, each party shall have the right to override such obligation in order to make any disclosure or filing required under applicable Laws or stock exchange listing requirements, in which case the party making any such disclosure shall use commercially reasonable efforts to give prior oral or written notice to the other party and reasonable opportunity for the other party to review or comment on the disclosure or filing (other than with respect to confidential information contained in such disclosure or filing), and if such prior notice is not possible, to give such notice immediately following the making of any such disclosure or filing.

5.07    Governmental Approvals and Consents.

(a)    Each party hereto shall, as promptly as possible, (i) make, or cause or be made, all filings, notifications and submissions required under any Law applicable to such party or any of its Affiliates; and (ii) use commercially reasonable efforts to obtain, or cause to be obtained, all consents, authorizations, orders and approvals from all Governmental Authorities that may be or become necessary for its execution and delivery of this Agreement and the performance of its obligations pursuant to this Agreement and the Reorganization Documents. Each party shall cooperate fully with the other party and its Affiliates in promptly seeking to obtain all such consents, authorizations, orders and approvals. The parties hereto shall not willfully take any action that will have the effect of delaying, impairing or impeding the receipt of any required consents, authorizations, orders and approvals.

(b)    Seller shall use commercially reasonable efforts to give all notices to, and obtain all consents from, all third parties that are described in Schedule 3.04 (“Seller’s Requested Consents”), except for the consents identified by a reference to this Section 5.07(b).

(c)    Seller and Buyer acknowledge that Buyer shall, at its sole own costs and expenses and provided that Seller shall not be required to expend any money or make any payment to obtain such consents, have the option to request all consents required from third parties from whom Buyer need consent as a result of its plans for the Business after Closing (“Buyer’s Requested Consents”)

at the same time as the Seller request, at the same time as the Seller’s request of the consents described in Schedule 3.04 and identified expressly by a reference to this Section 5.07(c), provided however that Buyer shall make such requests under separate cover, and provided further that in the event of any issues or delay of more than twenty-one (21) days regarding the Buyer’s Requested Consents, while the Seller’s Requested Consents have been approved (or would be approved if it was not for the Buyer’s Requested Consents), then the Closing shall not be delayed and Buyer shall rescind the request(s) for the Buyer Requested Consents and limit its intervention to the transfer of the relevant contract only.

(d)    If the Buyer elects to waive Seller’s obligation to obtain the consents from the third parties listed in Section 5.07(c) as of the Outside Date as set forth in Section 6.02(f), Seller and Buyer shall share equally any money or payment required by such third parties as a result of the failure to obtain the required consents in connection with the Reorganization and the Contemplated Transaction and the Buyer acknowledges that it will have no right of indemnification under Section 7.03(b) related to the fact that the relevant consents will not have been obtained by the Seller as of the Closing Date or thereafter;

(e)    Without limiting the generality of the parties’ undertakings pursuant to subsections (a) and (b) above, each of the parties hereto shall use all commercially reasonable efforts to:

(i)    respond to any inquiries by any Governmental Authority regarding antitrust or other matters with respect to the transactions contemplated by this Agreement and the Reorganization Documents;

(ii)    avoid the imposition of any order or the taking of any action that would restrain, alter or enjoin the transactions contemplated by this Agreement and the Reorganization Documents; and

(iii)    in the event any Governmental Order adversely affecting the ability of the parties to consummate the transactions contemplated by this Agreement and the Reorganization Documents has been issued, to have such Governmental Order vacated or lifted.

(f)    If any consent, approval or authorization necessary to preserve any right or benefit under any Contract to which the Seller is a party is not obtained prior to the Closing, Seller shall, subsequent to the Closing, cooperate with Buyer and the Company in attempting to obtain such consent, approval or authorization as promptly thereafter as practicable. If such consent, approval or authorization cannot be obtained, Seller shall use its commercially reasonable efforts to provide the Company with the rights and benefits of the affected Contract for the term thereof, and, if Seller provides such rights and benefits, the Company shall assume all obligations and burdens thereunder.

(g)    All analyses, appearances, meetings, discussions, presentations, memoranda, briefs, filings, arguments, and proposals made by or on behalf of either party before any Governmental Authority or the staff or regulators of any Governmental Authority, in connection with the transactions contemplated hereunder (but, for the avoidance of doubt, not including any interactions between Seller or the Company with Governmental Authorities in the ordinary course of business, any disclosure which is not permitted by Law or any disclosure containing confidential information) shall be disclosed to the other party hereunder in advance of any filing, submission or attendance, it being the intent that the parties will consult and cooperate with one another, and consider in good faith the views of one another, in connection with any such analyses, appearances, meetings, discussions, presentations, memoranda, briefs, filings, arguments, and proposals. Each party shall give notice to the other party with respect to any meeting, discussion, appearance or contact with any Governmental Authority or the staff or regulators of any Governmental Authority, with such notice being sufficient to provide the other party with the opportunity to attend and participate in such meeting, discussion, appearance or contact.

5.08    Reorganization.

(a)    Buyer hereby undertakes to, and cause the Company to, cooperate and collaborate with the Seller in the preparation and implementation of the Reorganization, as well as for the preparation and implementation of the Closing, in each case, including but not limited to obtaining all consents, authorizations, orders and approvals from all Governmental Authorities or Persons that may be or become necessary for the Reorganization and the Closing, drafting, review and finalization of documents related to the Reorganization and the Closing, obtaining tax numbers, opening bank accounts, setting up accounting systems and all similar activities.

(b)    Seller shall take all steps required for it to complete the Seller’s Reorganization Documents and actions items under the responsibility of the Seller in the Reorganization Closing Agenda, in the manner contemplated thereunder and thereby the day before the Closing Date at the latest (the “Seller’s Reorganization Portion”).

(c)    Buyer shall, and shall cause the Company, to take all steps required for it and the Company to complete the Buyer’s Reorganization Documents and actions items under the responsibility of the Buyer and the Company in the Reorganization Closing Agenda, in the manner contemplated thereunder and thereby the day before the Closing Date at the latest (the “Buyer’s Reorganization Portion”).

(d)    In the event that the Closing does not occur, as contemplated under this Agreement, Buyer undertakes to forthwith (but no later than five (5) days) following the termination of this Agreement pursuant to Article IX take all actions (and cause the Company) to take all actions necessary to change the name of the Company to a name that does not include the word “Genepoc”.

(e)    Furthermore, Buyer hereby acknowledges and undertakes that the Company, from the date of its incorporation until the Closing Date, shall not carry-on any active business, have any employees, have any property or assets, of any nature or kind whatsoever, have any material obligations, liabilities (whether actual or contingent) or indebtedness to any Person, other than (i) cash, (ii) as contemplated or in connection with the Reorganization including applications for permits and authorizations, or (iii) related to the financing contemplated by Buyer set forth in Section 6.02(e).

5.09    Company IP Registrations; Products Warranties.

(a)    At Closing, Seller shall deliver to Buyer executed assignment documents appropriate to transfer all Company Intellectual Property to the Company. Upon Closing, Buyer,

shall, at its own costs and expenses, have all relevant Company Intellectual Property, including all Company IP Registrations, be registered in the name of the Company and all title records for the Company IP Registrations be updated with all respective Governmental Authorities in the name of the Company.

(b)    After the Closing, but without limitation to Buyer’s rights pursuant to Section 7.03(f), Buyer shall continue to honor the warranties set out in Schedule 3.26 which apply to any products of the Business sold by the Seller to third parties as at the Closing Date.

5.10    Termination Costs.

(a)    Seller and Buyer hereby acknowledge and agree, that prior to Closing, Seller shall, at Buyer’s costs and expenses [***] shall be paid by Buyer to Seller at Closing in accordance with Section 2.04(a)(iv).

(b)    The Buyer hereby acknowledges and agrees that any and all [***] shall be done after the Closing and at Buyer’s sole costs, expense and responsibility [***].

5.11    Confidentiality.

(a)    As used in this Section 5.10, the “Confidential Information” of a party shall mean all information concerning or related to the business, operations, financial condition or prospects of such party or any of its Affiliates, regardless of the form in which such information appears and whether or not such information has been reduced to a tangible form, and shall specifically include (i) all information regarding the officers, directors, employees, equity holders, customers, suppliers, distributors, sales representatives and licensees of such party and its Affiliates, in each case whether present or prospective, (ii) all inventions, discoveries, trade secrets, processes, techniques, methods, formulae, ideas and know-how of such party and its Affiliates, (iii) all financial statements, audit reports, budgets and business plans or forecasts of such party and its Affiliates, and (iv) any information disclosed under the Confidentiality Agreement; provided, however, that the Confidential Information of a party shall not include (A) information which is or becomes generally known to the public through no act or omission of the other party or (B) information which has been or hereafter is lawfully obtained by the other party from a source other than the party to whom such Confidential Information belongs (or any of its Affiliates or their respective officers, directors, employees, equity holders or agents) so long as, in the case of information obtained from a third party, such third party was or is not, directly or indirectly, subject to an obligation of confidentiality owed to the party to whom such Confidential Information belongs or any of its Affiliates at the time such Confidential Information was or is disclosed to the other party.

(b)    Except as otherwise permitted by subsection (c) below, each party agrees that it will not, without the prior written consent of the other party, disclose or use for its own benefit any Confidential Information of the other party.

(c)    Notwithstanding subsection (b) above, each of the parties shall be permitted to:

(i)    disclose Confidential Information of the other party to its officers, directors, employees, equity holders, lenders, agents and Affiliates and legal, accounting or other advisors,

but only to the extent reasonably necessary in order for such party to perform its obligations and exercise its rights and remedies under this Agreement, and such party shall take all such action as shall be necessary or desirable in order to ensure that each of such Persons maintains the confidentiality of any Confidential Information that is so disclosed; and

(ii)    disclose Confidential Information of the other party to the extent, but only to the extent, required by Law; provided, that prior to making any disclosure pursuant to this subparagraph, the disclosing party shall notify the affected party of the same, and the affected party shall have the right to participate with the disclosing party in determining the amount and type of Confidential Information of the affected party, if any, which must be disclosed in order to comply with Law.

5.12    Further Assurances. Following the Closing, each of the parties hereto shall, and shall cause their respective Affiliates to, execute and deliver such additional documents, instruments, conveyances and assurances and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the Contemplated Transactions. Without limiting the generality of the foregoing, Seller shall provide such reasonable assistance as Buyer may request from time to time to accomplish the transfer of all Permits and Health Regulatory Authorizations held by Seller prior to the Closing Date to the Company as set forth in the Reorganization Closing Agenda.

Article VI

CONDITIONS TO CLOSING

6.01    Conditions to Obligations of All Parties. The obligations of each party to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions:

(a)    No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Governmental Order which is in effect and has the effect of making the transactions contemplated by this Agreement illegal, otherwise restraining or prohibiting consummation of such transactions or causing any of the transactions contemplated hereunder to be rescinded following completion thereof.

(b)    No Action shall have been commenced against Buyer, Seller, or the Company, which would prevent the Closing.

6.02    Conditions to Obligations of Buyer. The obligations of Buyer to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or Buyer’s waiver, at or prior to the Closing, of each of the following conditions:

(a)    The Seller shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement and each of the Transaction Documents to be performed or complied with by them prior to or on the Closing Date.

(b)    From the date of this Agreement, there shall not have occurred any Material Adverse Effect, nor shall any event or events have occurred that, individually or in the aggregate,

with or without the lapse of time, could reasonably be expected to result in a Material Adverse Effect.

(c)    The Seller shall have delivered each of the closing deliverables set forth in Section 2.04(b).

(d)    Meridian ParentCo Board of Directors shall have duly authorized the execution and performance of this Agreement.

(e)    Buyer shall have obtained financing necessary to fulfill its obligations under this Agreement on terms and conditions substantially similar to those set forth in the commitment letter attached as Exhibit K hereto.

(f)     All material consents and assignments necessary in connection with the Reorganization and the Contemplated Transactions as set forth on Schedule 2.04(b)(iii) shall have been obtained provided, however, that Buyer shall not waive Seller’s obligation to obtain any such material consent or assignment prior to the Outside Closing Date.

(g)    Evidence of completion of the Seller Reorganization Portion in accordance with the Reorganization Closing Agenda.

(h)    The Seller shall have obtained a fully executed amendment to [***] Amendment

(i)    The Seller shall have entered into [***] agreements in form and substance satisfactory to Buyer in its reasonable discretion [***], which costs, expenses and liability will be assumed by the Buyer exclusively.

6.03    Conditions to Obligations of the Seller. The obligations of Seller to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or the Seller’s waiver, at or prior to the Closing, of each of the following conditions:

(a)    The Buyer and the Company shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement and each of the Transaction Documents to be performed or complied with by it prior to or on the Closing Date.

(b)    Evidence of completion of the Buyer Reorganization Portion in accordance with the Reorganization Closing Agenda.

(c)    The Seller and the Buyer shall have agreed on the valuation of the Business and allocation of the purchase price of the assets subject to the Asset Transfer Agreement part of the Reorganization (without giving effect to the Reorganization).

(d)    The Seller and the Buyer shall have agreed on the description of the authorized capital of the Company.

Article VII

INDEMNIFICATION

7.01    Survival of Representations and Warranties of Seller. All representations and warranties made by the Seller in and pursuant to this Agreement shall survive the Closing and continue as follows:

(a)    the representations and warranties in Sections 3.01, 3.02, 3.03, 3.04(i) and (ii), 3.11(b), 3.29 and 3.30 (the “Seller’s Fundamental Representations”) shall survive the Closing and continue without time limit after the Closing;

(b)    the representations and warranties set forth in Section 3.19 (Environmental Matters) shall survive the Closing and continue for a period ending sixty (60) days following the expiration of all prescription or reassessment periods pursuant to applicable Laws;

(c)    the representations and warranties in Section 3.12 (Intellectual Property) shall survive Closing and continue for a period of [***] from the Closing Date and the representations and warranties in Section 3.22 (Healthcare Regulatory and Related Matters) shall survive Closing and continue for a period of [***];

(d)    all of the other representations and warranties of the Seller in this Agreement shall survive the Closing and continue for a period of [***] from the Closing Date;

(e)    any claim for any breach or inaccuracy of any representations and warranties of the Seller in this Agreement involving Fraud will survive the Closing and continue in full force and effect without time limit after the Closing; and

(f)    the covenants, obligations and agreements of the Seller contained in this Agreement shall survive the Closing and continue in accordance with their respective term, as applicable, or without time limit after the Closing.

7.02    Survival of Representations and Warranties of the Buyer. All representations and warranties made by the Buyer in and pursuant to this Agreement shall survive the Closing as follows:

(a)    the representations and warranties set forth in Sections 4.01, 4.02, 4.04 and 4.06 (the “Buyer’s Fundamental Representations”) shall survive the Closing and continue without time limit after the Closing;

(b)    all of the other representations and warranties of the Seller in this Agreement shall survive the Closing and continue for a period of eighteen (18) months from the Closing Date;

(c)    any claim for any breach or inaccuracy of any representations and warranties of the Buyer in this Agreement Fraud, will survive the Closing and continue in full force and effect without time limit after the Closing;

(d)    the covenants, obligations and agreements of the Buyer contained in this Agreement shall survive the Closing and continue in accordance with their respective term, as applicable, or without time limit after the Closing.

7.03    Indemnification By Seller. Subject to the other terms and conditions of this Article VII, Seller shall indemnify and defend each of Buyer and its Affiliates (including the Company) and their respective Representatives (collectively, the “Buyer’s Indemnitees”) against, and shall hold each of them harmless from and against any and all Losses incurred or sustained by, or imposed upon, the Buyer Indemnitees based upon, arising out of, with respect to or by reason of:

(a)    any inaccuracy in or breach of any of the representations or warranties of Seller contained in this Agreement or any other Transaction Document to which it is a party [***];

(b)    any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Seller pursuant to the Asset Transfer Agreement, this Agreement or any other Transaction Document to which it is a party;

(c)    the Seller’s Reorganization Portion (but for greater certainty, excluding to the extent related to Section 3.25 and the matters set forth in Schedule 7.03(c));

(d)    any criminal liabilities arising from actions taken or omitted to be taken by Seller prior to the Closing in connection with this Agreement or any other Transaction Document;

(e)    any Third Party Claim or any claim by Buyer as a result of the matters set forth on Schedule 7.03(e);

(f)    any amounts incurred by Buyer in fulfilling its obligations pursuant to Section 5.09(b);

(g)    any Third Party Claim based upon, resulting from or arising out of the operation of the Business, before the Closing Date; or

(h)    any unpaid Transaction Expenses or the amount of any Closing Indebtedness, in each case to the extent not taken into account in the determination of the Final Base Purchase Price.

7.04    Indemnification by Buyer. Subject to the other terms and conditions of this Article VII, Buyer shall indemnify and defend each of Seller and its Affiliates and their respective Representatives (collectively, the “Seller’s Indemnitees”) against, and shall hold each of them harmless from and against any and all Losses incurred or sustained by, or imposed upon, the Seller Indemnitees based upon, arising out of, with respect to or by reason of:

(a)    any inaccuracy in or breach of any of the representations or warranties of Buyer contained in this Agreement or any other Transaction Document to which it is a party;

(b)    any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Buyer pursuant to the Asset Transfer Agreement, this Agreement or any other Transaction Document to which it is a party;

(c)    any criminal liabilities arising from actions taken or omitted to be taken by Buyer prior to the Closing in connection with this Agreement or any other Transaction Document; or

(d)    the Buyer’s Reorganization Portion;

(e)    any Third Party Claim or any claim by Seller as a result of the matters set forth on Schedule 7.04(e);

(f)    any liability resulting from or arising out of the [***];

(g)    any Third Party Claim based upon, resulting from or arising out of the operation of the Business, after the Closing Date.

7.05    Certain Limitations. The indemnification provided for in Sections 7.03 and 7.04 shall be subject to the following limitations:

(a)    With respect to any claim as to which the Indemnified Party may be entitled to indemnification under Section 7.03(a) or Section 7.04(a), as the case may be, the Indemnifying Party shall not be liable until the aggregate Losses incurred relating thereto exceed Three Hundred Seventy Five Thousand Dollars ($375,000) (the “Basket”), in which event the Indemnifying Party shall be required to pay and be liable for all Losses (beginning at the first dollar). Subject to Sections 7.05(b), 7.05(c) and 7.05(f), the aggregate amount of all Losses for which Seller shall be liable pursuant to Section 7.03(a) shall not exceed [***].

(b)    Subject to Sections 7.05(a), 7.05(c) and 7.05(f) and taking into account any amount paid under these Sections, the aggregate amount of all Losses for which Seller shall be liable hereunder with respect to the representations and warranties in Section 3.12 (Intellectual Property) shall (i) not exceed [***].

(c)    Subject to Sections 7.05(a), 7.05(b) and 7.05(f) and taking into account any amount paid under these Sections, the aggregate amount of all Losses for which Seller shall be liable hereunder with respect to the representations and warranties in Section 3.22 (Healthcare Regulatory and Related Matters), shall not exceed [***].

(d)    For greater certainty, the Global Cap, the General R&W Indemnity Cap, the Specific IP R&W Indemnity Cap and the Specific Healthcare R&W Indemnity Cap are not in addition to one another such that in the event that the General R&W Warranty Indemnity Cap has been attained under Section 7.05(a), then any indemnification payment under Section 7.05(b) shall take into account and include all payments made in accordance with Section 7.05(a) or under Section 7.05(f).

(e)    Notwithstanding the foregoing, the Basket, the R&W Indemnity Cap, the Specific IP R&W Indemnity Cap, and the Specific Healthcare R&W Indemnity Cap shall not apply to Losses based upon, arising out of, with respect to or by reason of any inaccuracy in or breach of any of Seller’s Fundamental Representations or Buyer’s Fundamental Representations, claims of criminal activity or Fraud.

(f)    The aggregate amount of all Losses for which Seller, on the one hand, and Buyer, on the other hand, shall be liable for under Section 7.03(a) for the Seller and with respect to Seller’s Fundamental Representations and Section 7.04(a) for the Buyer and with respect to Buyer’s Fundamental Representations shall not exceed, in the aggregate, an amount equal to the aggregate of the final aggregate Purchase Price actually paid to and received by the Seller taking (the “Global Cap”) taking into account an indemnity paid under Section 7.05(a) and 7.05(b).

(g)    For greater certainty, no limitations shall apply to (i) Sections 7.03(b) through 7.03(h), (ii) Sections 7.04(b) through 7.04(g) or (iii) in the case of Fraud.

(h)    In no event shall any Indemnifying Party be liable to any Indemnified Party for any punitive damages except to the extent actually awarded and payable to a third party pursuant to a Third Party Claim.

(i)    Each Indemnified Party shall take, and cause its Affiliates to take, all commercially reasonable steps to mitigate any Loss upon becoming aware of any event or circumstance that would be reasonably expected to, or does, give rise thereto.

(j)    No Indemnified Party shall be entitled to recover from any Indemnifying Party pursuant to this Article VII to the extent (i) such Losses have already been indemnified pursuant to the terms hereof such that any additional recovery would result in a “double” recovery for such Losses or (ii) the fact, matter, event or circumstance giving rise to such Loss is included in the calculation of Closing Working Capital as finally determined in Section 2.06, but only up to the amount of Losses so included.

(k)    The amount of any recovery by the Buyer Indemnitees pursuant to this Article VII shall be net of any insurance proceeds received under any insurance policy, directly or indirectly, by the Buyer Indemnitees or Seller that results from the Losses that is the subject of the indemnity and indemnity recovery.

(l)    For purposes of this Article VII, for purposes of determining the amount of losses resulting therefrom, such determination shall be made without regard to any materiality, Material Adverse Effect or other similar qualification contained in or otherwise applicable to such representation or warranty.

(m)    In addition to the right provided to the Indemnifying Party to participate in or assume control of the defense of a Third Party Claim as provided in Section 7.06, the Indemnified Party shall not knowingly permit any right of appeal in respect of any Third Party Claim to terminate without giving the Indemnifying Party notice thereof and an opportunity to contest such Third Party Claim.

(n)    The Indemnified Party shall not be entitled to indemnification for a breach of representation and warranty in respect of any Loss to the extent that this Agreement or the Schedules describe facts or events, which make it reasonable to understand that an exception to the representation or warranty, which gave rise to the claim, is made herein or in the Schedules.

(o)    Notwithstanding anything to the contrary in this Agreement, the right to indemnification, payment, reimbursement, or other remedy based upon any such representation,

warranty, covenant, or obligation will not be affected by any investigation conducted or any knowledge acquired at any time, whether before or after the execution and delivery of this Agreement or the Closing Date, with respect to the accuracy or inaccuracy of, or compliance with, such representation, warranty, covenant, or obligation.

(p)    To the extent that any breach of representation or warranty contained in this Agreement is capable of remedy, the Indemnified Party shall afford the Indemnifying Party a reasonable opportunity to remedy the matter complained of, provided that the Indemnified Party shall not be obligated to offer the Indemnifying Party such opportunity where the breach is continuing and the Business suffers or may reasonably be expected to suffer continuing material harm or prejudice as a result of such breach and the Buyer make prompt commercially reasonable efforts to mitigate such harm or prejudice.

(q)    The Indemnifying Party shall have no obligation to indemnify the Indemnified Party to the extent that the amount of Losses for which a claim of indemnification is made was taken into account and reduced the final Purchase Price dollar-for-dollar pursuant to Section 2.08(b).

(r)    The obligation of indemnification shall be reduced to the extent the Indemnified Party actually receives a Tax benefit in the taxation year in which the Loss occurs, including the reduction of any income Tax by reason of the Losses being claimed as a deduction or reduction of the income Tax payable.

7.06    Indemnification Procedures. The party making a claim under this Article VII is referred to as the “Indemnified Party,” and the party against whom such claims are asserted under this Article VII is referred to as the “Indemnifying Party”.

(a)    Third Party Claims. If any Indemnified Party receives notice of the assertion or commencement of any Action made or brought by any Person who is not a party to this Agreement or an Affiliate of a party to this Agreement or a Representative of the foregoing (a “Third Party Claim”) against such Indemnified Party with respect to which the Indemnifying Party is obligated to provide indemnification under this Agreement, the Indemnified Party shall give the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than thirty (30) calendar days after receipt of such notice of such Third Party Claim. A delay on the part of the Indemnified Party in giving any such notice of a Third Party Claim shall relieve the Indemnifying Party of any indemnification obligations hereunder only to the extent that, and only to the amount by which, the Indemnifying Party is prejudiced by such delay. Such notice by the Indemnified Party shall describe the Third Party Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have the right to participate in, or by giving written notice to the Indemnified Party and subject to the Indemnifying Party assuming full responsibility for all Losses resulting from any such Third Party Claim and satisfying its obligations under Section 7.07, to assume the defense of any Third Party Claim at the Indemnifying Party’s expense and by the Indemnifying Party’s own counsel, and the Indemnified Party shall cooperate in good faith in such defense. In the event that the Indemnifying Party assumes the defense of any Third Party Claim, subject to Section 7.06(b), it shall have the right to take such action as it deems necessary to avoid, dispute, defend, appeal or make counterclaims pertaining to any such Third Party Claim in the name and on behalf of the Indemnified Party. The Indemnified Party shall have the right, at its own cost and expense, to participate in the defense of any Third Party Claim with counsel selected by it subject to the Indemnifying Party’s right to control the defense thereof. If the Indemnifying Party elects not to compromise or defend such Third Party Claim or fails to promptly (but no later than thirty (30) days after receiving notice of that Third Party Claim) notify the Indemnified Party in writing of its election to defend as provided in this Agreement, the Indemnified Party may, subject to Section 7.06(b), defend such Third Party Claim and seek indemnification for any and all Losses based upon, arising from or relating to such Third Party Claim; provided however that the Indemnified Party shall not enter into settlement of any Third Party Claim without the prior written consent of the Indemnifying Party. Seller and Buyer shall cooperate with each other in all reasonable respects in connection with the defense of any Third Party Claim, including making available (subject to the provisions of Section 5.01) records relating to such Third Party Claim and furnishing, without expense (other than reimbursement of actual out-of-pocket expenses) to the defending party, management employees of the non-defending party as may be reasonably necessary for the preparation of the defense of such Third Party Claim.

(b)    Settlement of Third Party Claims. Notwithstanding any other provision of this Agreement, the Indemnifying Party shall not enter into settlement of any Third Party Claim without the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld, delayed or conditioned), unless such settlement, compromise or consent includes an unconditional release of such Indemnified Party from all liability arising out of such claim and provides solely for monetary relief to be satisfied by the Indemnifying Party.

(c)    Direct Claims. Any Action by an Indemnified Party on account of a Loss which does not result from a Third Party Claim (a “Direct Claim”) shall be asserted by the Indemnified Party giving the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than thirty (30) days after the Indemnified Party becomes aware of such Direct Claim. A delay on the part of the Indemnified Party in giving any such notice of a Third Party Claim shall relieve the Indemnifying Party of any indemnification obligations hereunder only to the extent that, and only to the amount by which, the Indemnifying Party is prejudiced by such delay. Such notice by the Indemnified Party shall describe the Direct Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have thirty (30) days after its receipt of such notice to respond in writing to such Direct Claim. The Indemnified Party shall allow the Indemnifying Party and its professional advisors to investigate the matter or circumstance alleged to give rise to the Direct Claim, and whether and to what extent any amount is payable in respect of the Direct Claim, and the Indemnified Party shall assist the Indemnifying Party’s investigation by giving such information and assistance (including access to the Company’s premises and personnel and the right to examine and copy any accounts, documents or records) as the Indemnifying Party or any of its professional advisors may reasonably request. If the Indemnifying Party does not so respond within such thirty (30) day period, the Indemnifying Party shall be deemed to have rejected such claim, in which case the Indemnified Party shall be free to pursue such remedies as may be available to the Indemnified Party on the terms and subject to the provisions of this Agreement.

7.07    Manner of Payment; Release Holdback.

(a)    With respect to Losses indemnifiable under Section 7.03, the Buyer shall (i) first, seek recovery from and exhaust the Holdback Amount, and (ii) then, may seek recovery directly from the Seller. In the event of satisfaction under (i), such amounts shall be deemed released to and the property of Buyer immediately upon such Loss being agreed to by the Indemnifying Party or finally adjudicated to be payable pursuant to this Article VII. The Buyer shall also be entitled to (but shall not be required to), in its sole discretion, in addition to all other remedies it may have, recover some or all of the Losses indemnifiable under Section 7.03 by setting off such amount against any amounts then due and payable by the Buyer or any of its Affiliates to the Seller under this Agreement or any Transaction Document and holdback an amount of the Promissory Note or the Gross Sales Earnout amount equal to such Losses, the whole without prejudice to the right of Seller to contest the Losses in accordance with this Agreement. In each case, the exercise of such right to set off shall not constitute a breach of Buyer’s obligations under this Agreement, any Transaction Document or any other agreement with Seller, and the exercise or failure to exercise such right to set off shall not constitute an election of remedies or limit any Person in any manner in the enforcement of any other remedies that may be available to such Person. Upon resolution of any Losses, the amount held by Buyer or its Affiliates with respect to such Losses shall be paid to Seller or become the property of Buyer, as the case may be, and in a manner consistent with the resolution of such Losses within five (5) Business Days of such resolution.

(b)    The Holdback amount less any amounts paid to the Buyer from the Holdback pursuant to this Article VII, less the amount of any pending and unresolved Claims by any Buyer Indemnitee pursuant to Section 7.03 (each, a “Pending Claim”), less any amounts retained by Buyer pursuant to Section 2.08(d) shall be paid to Buyer within five (5) Business Days following the eighteen (18) month anniversary of the Closing Date. Upon resolution of any Pending Claim, the amount held by Buyer with respect to such Pending Claim shall be paid to Seller or become the property of Buyer, as the case may be, and in a manner consistent with the resolution of such Pending Claim, within five (5) Business Days of such resolution.

(c)    All amounts of the Purchase Price payable by Buyer and its Affiliates to Seller which have been set off against any amount due by the Buyer or its Affiliates to Seller, including the amount due under the Promissory Note, that as finally determined should have been paid by Buyer and its Affiliates to Seller, shall bear interest at a rate per annum equal to the Applicable Rate both before and after judgement, calculated from the date on which the relevant amount was due to the Seller despite the setoff or the deduction up to the date of payment of such amount by the Buyer or its Affiliates to Seller. For the avoidance of doubt, any interest payable under this Section 7.07(c) shall be in lieu of, not in addition to, any interest payable pursuant to Section 2.09.

7.08    Tax Treatment of Indemnification Payments. Any indemnification payments pursuant to this Article VII shall be treated as an adjustment to the aggregate final Purchase Price received by the Seller hereunder for Tax purposes.

7.09    Exclusive Remedies. Subject to Section 10.12, the parties acknowledge and agree that their sole and exclusive remedy with respect to any and all claims (other than claims for Fraud or arising from criminal activity on the part of a party hereto) for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement, shall be pursuant to the indemnification provisions set forth in this Article VII. In furtherance of the foregoing, each party hereby waives, to the fullest extent permitted under Law, any and all rights, claims and causes of action for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement it may have against the other parties hereto and their Affiliates and each of their respective Representatives arising under or based upon any Law, except pursuant to the indemnification provisions set forth in this Article VII. Nothing in this Section 7.09, shall limit any Person’s right to seek and obtain any equitable relief to which any Person shall be entitled or to seek any remedy on account of any party’s fraudulent, criminal or intentional misconduct.

Article VIII

GUARANTORS

8.01    Shareholders Guarantee. Each Shareholder hereby irrevocably guarantees to the Buyer, but solely to the extent of its Designated Percentage, the timely and complete performance and payment of all obligations of the Seller under this Agreement (the “Seller’s Obligations”), subject to any counterclaim, set off, reduction of an obligation or defense which Seller may have or assert against Buyer. This is a guarantee of payment and not of collectability. The guarantee under this Section 8.01 may be enforced by Buyer without an obligation to proceed against Seller or exhaust any other remedies which Buyer may have under the Transaction Documents. The guarantee under this Section 8.01 shall continue to be effective, or be reinstated, as the case may be, if at any time payment or performance, or any part thereof, of any of the Seller Obligations is rescinded or must otherwise be restored or returned by the Buyer upon insolvency, bankruptcy, dissolution, liquidation or reorganization of the Seller, or upon or as a result of the appointment of any receiver, intervenor or conservator of, or trustee or similar officer for the Seller, or any substantial part of the property of the Seller; or otherwise, as if such payments or performances had not been made. If at any time hereafter the Buyer employs counsel to pursue collection, to intervene, to sue for enforcement of the terms hereof, or to file a petition, complaint, answer, motion or other pleading in any suit or proceeding related to the guarantee set forth in this Section 8.01, then each such event where the Buyer prevails, all of the reasonable attorneys’ fees, including extra-judicial fees and costs, related thereto shall be an additional liability of the Shareholders to the Buyer, in accordance with the terms of this Section 8.01.

For greater certainty and notwithstanding any other provision, the parties hereto hereby acknowledge and confirm that the obligations and covenants of each Shareholder in this Agreement, are on a separate basis, and made with regard to itself only and limited to their respective Designated Percentage only.

8.02    Meridian ParentCo Guarantee. Meridian ParentCo, hereby irrevocably guarantees to the Seller the timely and complete performance and payment of all obligations of the Buyer (including of any of its successors or assigns in accordance with this Agreement and without limitation, under Sections 2.07(b)(v) and 2.07(c)(v)) under this Agreement and the Promissory Note (the “Buyer’s Obligations”), subject to any counterclaim, set off, reduction of an obligation or defense which Buyer may have or assert against Seller. This is a guarantee of payment and not of collectability. The guarantee under this Section 8.02 may be enforced by Seller without an obligation to proceed against Buyer, including of any of its successors or assigns, or exhaust any other remedies which Seller may have under the Transaction Documents. The guarantee under this Section 8.02 shall continue to be effective, or be reinstated, as the case may be, if at any time payment or performance, or any part thereof, of any of the Buyer Obligations is rescinded or must otherwise be restored or returned by the Seller upon insolvency, bankruptcy, dissolution, liquidation or reorganization of the Seller, or upon or as a result of the appointment of any receiver, intervenor or conservator of, or trustee or similar officer for the Buyer or its successors or assigns, or any substantial part of the property of the Buyer or of any of its successors or assigns; or otherwise, as if such payments or performances had not been made. If at any time hereafter the Seller employs counsel to pursue collection, to intervene, to sue for enforcement of the terms hereof, or to file a petition, complaint, answer, motion or other pleading in any suit or proceeding related to the guarantee set forth in this Section 8.02, then each such event where the Seller prevails, all of the reasonable attorneys’ fees, including extra-judicial fees and costs, related thereto shall be an additional liability of Meridian ParentCo to the Seller.

Article IX

TERMINATION

9.01    Termination. This Agreement may be terminated at any time prior to the Closing:

(a)    by the mutual written consent of Seller and Buyer;

(b)    by Buyer by written notice to Seller and Shareholders’ Representative if:

(i)    Buyer is not then in material breach of any provision of this Agreement and there has been a material breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by Seller pursuant to this Agreement that would give rise to the failure of any of the conditions specified in Article VI and such breach, inaccuracy or failure has not been cured by Seller within ten (10) days of Seller’s receipt of written notice of such breach from Buyer; or

(ii)    any of the conditions set forth in Section 6.01 or Section 6.02 shall not have been, or if it becomes reasonably apparent that any of such conditions will not be, fulfilled by July 29, 2019 (the “Outside Closing Date”) unless such failure shall be due to the failure of Buyer to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Closing;

(c)    by Seller by written notice to Buyer if:

(i)    Seller is not then in material breach of any provision of this Agreement and there has been a material breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by Buyer pursuant to this Agreement that would give rise to the failure of any of the conditions specified in Article VI and such breach, inaccuracy or failure has not been cured by Buyer within ten (10) days of Buyer’s receipt of written notice of such breach from Seller; or

(ii)    any of the conditions set forth in Section 6.01 or Section 6.03 shall not have been, or if it becomes reasonably apparent that any of such conditions will not be, fulfilled by July 29, 2019, unless such failure shall be due to the failure of Seller to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Closing; or

(d)    by Buyer or Seller in the event that (i) there shall be any Law that makes consummation of the transactions contemplated by this Agreement illegal or otherwise prohibited or (ii) any Governmental Authority shall have issued a Governmental Order restraining or enjoining the transactions contemplated by this Agreement, and such Governmental Order shall have become final and non-appealable.

9.02    Effect of Termination. In the event of the termination of this Agreement in accordance with this Article, this Agreement shall forthwith become void and there shall be no liability on the part of any party hereto except for Section 5.06, Section 5.11, Article VII, Sections 9.02, 10.01, 10.02, 10.03, 10.04, 10.06, 10.07, 10.08, 10.09, 10.10 and 10.11; and that nothing herein shall relieve any party hereto from liability for Fraud.

Article X

MISCELLANEOUS

10.01    Expenses. Except as otherwise expressly provided herein, all costs and expenses, including, without limitation, fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the Contemplated Transactions shall be paid by the party incurring such costs and expenses, whether or not the Closing shall have occurred.

10.02    Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by facsimile or e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient or (d) on the third (3rd) day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 10.02):

If to Seller:	GenePOC Inc. 360 rue Franquet Québec (Quebec) G1P 4N3 Facsimile: <@> E-mail: [***] Attention: [***]

with a copy (which shall not constitute notice or service of process) to:	Fasken Martineau DuMoulin LLP Stock Exchange Tower 800 Victoria Square, Suite 3700 P.O. Box 242 Montréal, Quebec H4Z 1E9 Facsimile: 514-397-4388 Attention: Sylvie Bourdeau E-mail: sbourdeau@fasken.com

with a copy (which shall not constitute notice or service of process) to:	Après-Demain Holding SA Rue du Levant 146 Campus «après-demain» 1920 Martigny, Switzerland Facsimile: <@> Attention: [***] E-mail: [***]

If to Shareholders’ Representative :	Après-Demain Holding SA Rue du Levant 146 Campus «après-demain» 1920 Martigny, Switzerland Facsimile: <@> Attention: [***] E-mail: [***]

If to Buyer:	Meridian Bioscience, Inc. 3471 River Hills Drive Cincinnati, OH 45244 Facsimile: 513-271-3762 E-mail: jack.kenny@meridianbioscience.com Attention: Jack Kenny, Chief Executive Officer

with a copy (which shall not constitute notice or service of process) to:	Keating Muething & Klekamp PLL Suite 1400 One East Fourth Street Cincinnati, OH 45202 Facsimile: 513-579-6457 E-mail: jjansing@kmklaw.com Attention: James M. Jansing, Partner

10.03    Interpretation. For purposes of this Agreement, (a) the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation,” (b) the word “or” is not exclusive and (c) the words “herein,” “hereof,” “hereby,” “hereto” and “hereunder” refer to this Agreement as a whole. Unless the context otherwise requires, references herein: (x) to Articles, Sections, Schedules, Disclosure Schedules and Exhibits mean the Articles and Sections of, and Disclosure Schedules and Exhibits attached to, this Agreement; (y) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof; and (z) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted. The Disclosure Schedules and Exhibits referred to herein shall be construed with, and as an integral part of, this Agreement to the same extent as if they were set forth verbatim herein.

10.04    Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

10.05    Shareholders’ Representative. The Shareholders’ Representative is hereby approved to serve as the representative of the Shareholders for the purposes of Section 8.01 hereof. Each of the Shareholders hereby does and shall irrevocably appoint the Shareholders’ Representative as the agent, proxy and attorney in fact for such Shareholder for the purposes of Section 8.01 hereof, including full power and authority on such Shareholder’s behalf (a) to pay expenses (whether incurred on or after the date hereof) incurred in connection with the performance of Section 8.01 this Agreement, (b) to execute and deliver on behalf of such Shareholder any amendment or waiver hereto, (c) to take all other actions to be taken by or on behalf of such Shareholder in connection herewith, (d) to negotiate, settle, compromise and otherwise handle all matters relating to the guarantee provided under Section 8.01 hereof and to do each and every act and exercise any and all rights which such Shareholder is, or Shareholders collectively are, permitted or required to do or exercise under this Agreement. The Shareholders Representative hereby accepts the present mandate in accordance with Article 2144 of the Civil Code of Québec. Buyer may conclusively rely, without independent verification or investigation, upon any decision or action of the Shareholders Representative as being the binding decision or action of every Shareholder, and the Buyer shall not be liable to any Shareholder or any other Persons for any actions taken or omitted from being taken by them or by Buyer in good faith and in accordance with or reliance upon any such decision or action of the Shareholders Representative. Each Shareholder agrees to indemnify and to hold and save harmless the Shareholders Representative from and against any and all Losses that the Shareholders Representative may sustain or incur as a result of any action taken by the Shareholders’ Representative in relation to the mandate set forth in the present Section 10.05, save for any such Losses attributable to the intentional or gross fault of the Shareholders’ Representative.

10.06    Severability. If any term or provision of this Agreement is held invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the Contemplated Transactions be consummated as originally contemplated to the greatest extent possible.

10.07    Entire Agreement. With the exception of the provisions of the Confidentiality Agreement, this Agreement and the other Transaction Documents, together with all the Exhibits and Disclosure Schedules hereto and thereto, constitutes the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein and therein, and supersede all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter. In the event of any inconsistency between the statements in the body of this Agreement and those in the other Transaction Documents, the Exhibits and Disclosure Schedules (other than an exception expressly set forth as such in the Disclosure Schedules), the statements in the body of this Agreement will control.

10.08    Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. No party may assign its rights or obligations hereunder without the prior written consent of the other parties, which consent shall not be unreasonably withheld or delayed; provided, however, that Buyer may assign this Agreement or any of the rights or obligations hereunder to any Affiliate of Buyer. No assignment shall relieve the assigning party of any of its obligations hereunder.

10.09    No Third-party Beneficiaries. Except as provided in Article VII, this Agreement is for the sole benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

10.10    Amendment and Modification; Waiver. This Agreement may only be amended, modified or supplemented by an agreement in writing signed by Buyer, Seller and Shareholders’ Representative. No course of dealing between or among any Persons having any interest in this Agreement will be deemed effective to modify, amend or discharge any part of this Agreement or any rights or obligations of any Person under or by reason of this Agreement. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provisions, whether or not similar, nor shall any waiver constitute a continuing waiver.

10.11    Governing Law; Submission to Jurisdiction; Waiver of Jury Trial.

(a)    This Agreement shall be governed by and construed in accordance with the internal laws of the Province of Quebec and the federal laws of Canada applicable therein and shall be treated in all respects, as a Quebec contract.

(b)    Subject to resolution of the processes set forth in Sections 2.06 and 2.08, any legal suit, action or proceeding arising out of or based upon this Agreement, the other Transaction Documents or the Contemplated Transactions shall be heard and determined by the courts of the province of Quebec, district of Montreal.

10.12    Specific Performance. The parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to seek specific performance of the terms hereof, in addition to any other remedy to which they are entitled at law or in equity.

10.13    Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

10.14    Language. The parties hereto have agreed that this Agreement as well as any notice, document or instrument relating to it be drawn up in English only but without prejudice to any such notice, document or instrument which may from time to time be drawn up in both French and English; provided, however, that the English version shall be the controlling document. Les parties aux présentes ont convenu que la présente convention ainsi que tous autres avis, actes ou documents s’y rattachant soient rédigés en anglais seulement mais sans préjudice à tous tels avis, actes ou documents qui pourraient à l’occasion être rédigés en anglais et en français, pourvu que la version anglaise l’emporte.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

SELLER:

GENEPOC, INC.

By:	/s/ Patrice Allibert

Name:	Patrice Allibert
Title:	CEO

BUYER:

MERIDIAN BIOSCIENCE CANADA INC.

By:	/s/ Jack Kenny

Name:	Jack Kenny
Title:	Director

MERIDIAN PARENTCO:

MERIDIAN BIOSCIENCE, INC.

By:	/s/ Jack Kenny

Name:	Jack Kenny
Title:	Chief Executive Officer

SHAREHOLDERS’ REPRESENTATIVE:

APRÈS-DEMAIN HOLDING SA

By:	/s/ Thierry Mauvernay

Name:	Thierry Mauvernay
Title:	President, Delegate of the Board